AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
December 18, 2009
REGISTRATION NO. 333-139473

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
CITIZENS, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
COLORADO
(STATE OR OTHER JURISDICTION OF INCORPORATION)
84-0755371
(I.R.S. EMPLOYER IDENTIFICATION NUMBER)
400 EAST ANDERSON LANE, AUSTIN, TEXAS 78752
(512) 837-7100
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
REGISTRANT’S PRINCIPAL EXECUTIVE OFFICES)
RICK D. RILEY, VICE CHAIRMAN AND PRESIDENT
400 EAST ANDERSON LANE
AUSTIN, TEXAS 78752
(512) 837-7100
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
OF AGENT FOR SERVICE)
COPIES TO:
REID A. GODBOLT, ESQ.
JONES & KELLER, P.C.
SUITE 3150, 1999 BROADWAY
DENVER, COLORADO 80202
          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS POSSIBLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE AS DETERMINED BY MARKET CONDITIONS AND OTHER FACTORS.
          IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. ☑
          IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. ☐
          IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT OF 1933, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. ☐
          IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. ☐
          IF THIS FORM IS A REGISTRATION STATEMENT PURSUANT TO GENERAL INSTRUCTION I.D. OR A POST-EFFECTIVE AMENDMENT THERETO THAT SHALL BECOME EFFECTIVE UPON FILING WITH THE COMMISSION PURSUANT TO RULE 462(E) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX. ☐
          IF THIS FORM IS A POST-EFFECTIVE AMENDMENT TO A REGISTRATION STATEMENT FILED PURSUANT TO GENERAL INSTRUCTION I.D. FILED TO REGISTER ADDITIONAL SECURITIES OR ADDITIONAL CLASSES OF SECURITIES PURSUANT TO RULE 413(B) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX. ☐
          IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. ☐
          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
Calculation of Registration Fee

Proposed
Title of each class		maximum	Proposed
of securities to be	Amount to be	offering price	maximum	Amount of
registered	registered	per share	offering price	registration fee
Class A Common Stock, No Par Value	20,000,000(1)	$6.26(2)	$125,200,000(2)	$6,990(2)

(1)	Pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate number of additional shares of the Registrant’s Class A common stock as may be issued as a result of adjustments by reason of any stock split, stock dividend or similar transaction. Does not include 2,000,000 shares of the Registrant’s Class A common stock previously registered under the Registrant’s Registration Statement on Form S-3 (Registration No. 333-58698) (the “Initial Registration Statement”), nor does it include 10,000,000 shares of the Registrant’s Class A common stock registered previously under Registration Statement No. 333-139473. A registration fee of $7,330 was paid previously with respect to those 10,000,000 shares.

(2)	Estimated for the additional 20,000,000 shares to be registered pursuant to Rule 457 (c) solely for the purposes of calculating the registration fee based upon the average of the high and low sales prices of the Registrant’s Class A common stock as reported on the New York Stock Exchange on December 11, 2009.

EXPLANATORY NOTE
          This Registration Statement relates to the registration of an additional 20,000,000 shares of Class A common stock to be offered under the Registrant’s Stock Investment Plan, with respect to which the registration statement (referenced in Note (1) above) covering 10,000,000 shares is effective. Pursuant to Rule 429 under the Securities Act, the Prospectus contained in this Registration Statement shall constitute a combined Prospectus in relation to Registration Statement No. 333-139473.

2

PROSPECTUS
CITIZENS, INC.
STOCK INVESTMENT PLAN
CLASS A COMMON STOCK
NO PAR VALUE
          This prospectus describes the Citizens, Inc. Stock Investment Plan, under which existing and new investors may purchase and hold shares of our Class A common stock. We expect to offer and sell up to 30,000,000 shares of our Class A common stock under the plan. The shares will be purchased by the plan administrator on the open market. We will not issue any shares in conjunction with the plan.
          Our Class A common stock is traded on the New York Stock Exchange under the ticker symbol “CIA.” The closing price of our Class A common stock on December 11, 2009 was $6.28 per share.
          INVESTING IN OUR CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS, WHICH WE REFERENCE ON PAGE 8.
          WE SPONSOR THE PLAN, AND THE PLAN ADMINISTRATOR ADMINISTERS THE SERVICES UNDER THE PLAN. THE SECURITIES HELD IN PLAN ACCOUNTS ON BEHALF OF PARTICIPANTS ARE NOT SUBJECT TO PROTECTION UNDER THE SECURITIES INVESTOR PROTECTION ACT OF 1970. YOU MUST MAKE INDEPENDENT INVESTMENT DECISIONS WITH RESPECT TO YOUR PARTICIPATION IN THE PLAN BASED ON YOUR OWN JUDGMENT AND RESEARCH.
          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR HAS DETERMINED IF THIS PROSPECTUS IS ADEQUATE OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
          PLAN ACCOUNTS ARE NOT SAVINGS ACCOUNTS, DEPOSIT ACCOUNTS OR OBLIGATIONS OF A BANK. THUS, PLAN ACCOUNTS ARE NOT INSURED BY THE FDIC, SIPC OR ANY OTHER GOVERNMENT AGENCY, AND MAY LOSE VALUE. THERE IS NO BANK GUARANTY OF YOUR PLAN ACCOUNT OR THE SECURITIES IN YOUR ACCOUNT.
          In making an investment decision regarding your participation in the plan, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of Class A common stock pursuant to the plan only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.
The date of this prospectus is December 18, 2009.

INFORMATION ABOUT CITIZENS, INC.
We are an insurance holding company serving the life insurance needs of individuals in the United States and in more than 34 countries around the world. We pursue a strategy of offering ordinary whole life insurance with a focus on cash accumulation and final expense insurance products in niche markets where we believe we are able to achieve competitive advantages. Our core operations include issuing and servicing:
•	U.S. Dollar-denominated ordinary whole life insurance policies predominantly to high net worth, high income foreign residents, principally in Latin America and the Pacific Rim, through approximately 2,200 independent consultants;

•	ordinary whole life insurance policies to middle income households in the midwest and the southern United States through approximately 300 independent consultants; and

•	final expense and limited liability property policies to middle to lower income households in Louisiana and Arkansas through approximately 540 employee and independent agents in our home service distribution channel.
We have provided our insurance products internationally since 1975 and domestically since 1969. We believe we are one of the leading writers of U.S. Dollar-denominated ordinary whole life insurance outside of the United States. In October 2004, we entered the home service distribution channel in Louisiana through our acquisition of Security Plan Life Insurance Company (“SPLIC”) and its subsidiary, Security Plan Fire Insurance Company (“SPFIC”), (collectively referred to as “Security Plan”), a provider of final expense ordinary whole life insurance and limited liability property insurance. In 2008, we purchased Ozark National Life Insurance Company (“ONLIC”), extending our Home Service business into Arkansas. ONLIC was merged into SPLIC in October 2009.
We believe the foreign markets we target have a relatively limited number of competitors and that the domestic markets we target are underserved by the life insurance industry, and these markets therefore offer attractive opportunities for expansion. We capitalize on the experience of our management team in marketing operations and achieve economies of scale in administrative operations. We seek to generate above-average returns using knowledge of our niche markets and our well-established distribution channels. We believe our underwriting processes, policy terms, pricing practices and proprietary administrative systems enable us to generate meaningful gross profit margins.
We were formed in 1969 by our Chairman, Harold E. Riley. Prior to our formation, Mr. Riley had many years of experience in the international and domestic life insurance business. Our business has grown significantly, both internationally and domestically, in recent years. Revenues rose from $96.7 million in 2004 to $146.7 million in 2008. During the five years ended December 31, 2008, our assets grew from $661.2 million to $832.3 million. Total stockholders’ equity increased from $135.1 million at December 31, 2004 to $171.5 million at December 31, 2008. Total assets and stockholders equity as of September 30, 2009 was $920 million and $215 million, respectively.
Our principal executive office is located at 400 East Anderson Lane, Austin, Texas 78752, and our telephone number is (512) 837-7100.

SUMMARY OF THE PLAN
          The following summary of our Stock Investment Plan includes all material terms of the plan. However, it may omit certain information that may be important to you. We have included a copy of the plan in this prospectus as Appendix A.
          You should carefully read this prospectus to find out more about the plan. You must make any investment decision concerning your participation in the plan based on your own judgment and research. Your participation in the plan is entirely voluntary, and you may terminate your participation at any time. You should keep this prospectus and all account statements for future reference. If you have any questions about the plan, please contact the plan administrator, as set forth below under “Plan Administrator.”
          WE HAVE NOT AUTHORIZED ANY OF OUR EMPLOYEES OR INDEPENDENT CONSULTANTS TO ANSWER QUESTIONS OR RESPOND TO NON-MINISTERIAL INQUIRIES CONCERNING THE PLAN. YOU MUST INSTEAD CONTACT THE PLAN ADMINISTRATOR.
Purpose
          The purpose of the plan is to provide a convenient and economical means:
•	for new investors to make an initial investment in our Class A common stock;

•	for existing investors to purchase additional shares of our Class A common stock;

•	for the actual beneficial owners to have Class A common stock registered on our records in their names. This is in contrast to the common practice of registering the shares in the street name of a broker, which holds the shares on behalf of an investor; and

•	for investors to have cash dividends on our Class A common stock held in the plan automatically reinvested in shares of the Class A common stock, if we declare any dividends in the future.
Participation — How to Join

Almost anyone is eligible to enroll in the plan. We may offer the plan to:

•	applicants or owners of our insurance policies (issued by our subsidiaries);

•	existing holders of Class A common stock;

•	our employees;

•	our independent consultants; or

•	persons who are not members of any of the four preceding groups but independently inquire about the plan. Neither the plan administrator nor any of our representatives or agents may solicit persons who are not members of the four preceding groups to become participants in the plan.
                 If you live outside the United States, you should first determine if there are any laws or governmental regulations that would prohibit your participation in the plan. We reserve the right to terminate participation of any stockholder and to refuse participation in the plan to any person if we deem it advisable in our sole discretion under any U.S. or foreign laws or regulations.
                 Owners of our insurance policies may elect to have policy benefits, including dividends, automatically invested in Class A common stock through the plan. Likewise, our employees may elect to participate in the plan and independent consultants, through their independent consultant contracts with the Company, may elect to have their earnings automatically invested in Class A common stock through the plan.
          Both persons who already own shares of our Class A common stock and non-stockholders may enroll in the plan. A new investor (non-stockholder) must make an initial investment of at least $250 (but not more than $120,000). The initial investment can be made by check or one-time online bank debit, or by authorizing a minimum of ten (10) consecutive monthly deductions of at least $25 each from your U.S. bank account. Checks should be made payable to: Computershare — Citizens, Inc. However, this minimum investment requirement does not apply to persons who own one of our insurance policies, registered holders of our Class A common stock, or members of our marketing force whose initial investment is made through an assignment of policy benefits or commissions.
          Both existing Class A common stockholders and new investors can join the plan via the Internet by going to www.computershare.com and following the instructions provided, or by completing and returning an enrollment form to the plan administrator.
          To receive a plan enrollment form or additional copies of this prospectus, simply contact the plan administrator as set forth below under “Plan Administrator.”
Optional Cash Purchases
          You may buy additional shares by investing a minimum of $25 at any one time not to exceed $120,000 in any calendar year. You may pay for your optional cash investments by check, one-time online bank debit, or on a regular basis by monthly pre-authorized deductions from your U.S. bank account.
Funds Fully Invested
          After deduction of any applicable service and trading fees, the plan administrator fully invests money paid to the plan in our Class A common stock through the purchase of shares in the open market. The purchase price is the weighted average price of all shares purchased for any given investment date.
Share Safekeeping
          As a plan participant, you can deposit your Class A common stock certificates into your plan account for safekeeping. Shares that you deposit will be credited to your plan account in book-entry form. The advantage of holding shares in book-entry form under the plan is protection against certificate loss, theft or damage. An existing stockholder can deposit stock certificates for safekeeping when enrolling in the plan or at any time thereafter.
Sale, Withdrawal or Transfer of Shares at any Time
          You may sell or withdraw any shares of Class A common stock credited to your account, including any shares deposited into the plan. Additionally, you may transfer or make gifts to others of our Class A common stock by contacting the plan administrator.
Transaction and Fee Table — setting forth transaction types, minimum/maximum investments and service and trading fees
          Attached to this prospectus as Appendix B is a table (the “Transaction and Fee Table”) that sets forth transaction types, the minimum and maximum permitted investments, and the service and trading fees, including any brokerage commissions (such fees and commissions, “Transaction Fees”) associated with the respective transaction types. We reserve the right to amend the plan and change the amounts and types of Transaction Fees.
Rights of Holders of Class A Common Stock
          Upon purchase of shares through the plan, you will have all rights as a holder of our Class A common stock as provided in our articles of incorporation and bylaws and under the Colorado law governing business corporations. Under our articles of incorporation, shares of two classes of common stock — Class A common stock and Class B common stock — have been issued and are outstanding. As of November 30, 2009, we had 48,687,093 shares of Class A common stock, no par value, issued and 1,001,714 shares of Class B common stock, no par value, issued and outstanding.
          The voting rights of our Class A common stock and Class B common stock are equal in all respects except with regard to the election of our directors. The holders of Class B Common Stock have the exclusive right to elect a simple majority of the members of our board of directors, and the holders of the Class A common stock have the exclusive right to elect the remaining directors. Cumulative voting rights are not allowed in the election of directors. A majority vote of all outstanding shares of the Class A and Class B common stock, each voting separately as a class, would be required for approval of extraordinary corporate transactions, such as our merger with another corporation or the sale of substantially all of our assets. For other types of actions, a majority vote of a quorum of stockholders at a meeting, represented in person or by proxy, is necessary.
          We have not, to date, declared or paid any cash dividends on any of our common stock, and we have no present plans for doing so. However, if we were to declare a cash dividend, the dividend per share on the Class A common stock would be required to be twice the cash dividend per share on the Class B common stock.
          Our stockholders have no preemptive rights to purchase stock in connection with an issuance of stock by us.
Plan Administrator
          Computershare Trust Company, N.A. will administer the plan and act as agent for the participants. Certain services will be provided by Computershare Inc., a registered transfer agent and affiliate of Computershare Trust Company, N.A., including processing all payments received or made under the plan.
          You may contact the plan administrator as follows:
          By Internet:
          You may contact the plan administrator via the Internet at www.computershare.com.
          Please note that all transactions online are subject to Computershare’s Investor Centre Terms and Conditions.
          You may call Computershare at:
          1-877-785-9659
          You may write the plan administrator at the following address:
          Computershare
          P. O. Box 43078
          Providence, RI 02940-3078
          Please reference Citizens, Inc. and include your name, address, account number (as shown on your plan statement) and daytime telephone number in your correspondence.
          For overnight delivery services:
          Computershare
          250 Royall Street, Mail Stop 1A
          Canton, MA 02021

FORWARD-LOOKING STATEMENTS
Certain statements contained in this Prospectus are not statements of historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the “Act”), including, without limitation, statements specifically identified as forward-looking statements within this document. Many of these statements contain risk factors as well. In addition, certain statements in future filings by the Company with the Securities and Exchange Commission, in press releases, and in oral and written statements made by us or with the approval of the Company, which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements, include, but are not limited to: (i) projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, our capital structure, and other financial items, (ii) statements of our plans and objectives by our management or Board of Directors including those relating to products or services, (iii) statements of future economic performance and (iv) statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “expects,” “could,” “intends,” “targeted,” “may,” “will” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those contemplated by the forward-looking statements. Factors that could cause the Company’s future results to differ materially from expected results include, but are not limited to:
•	Changes in foreign and U.S. general economic conditions, including the performance of financial markets and interest rates;

•	Changes in consumer behavior, which may affect the Company’s ability to sell its products and retain business;

•	The timely development of and acceptance of new products of the Company and perceived overall value of these products and services by existing potential customers;

•	Fluctuations in experience regarding current mortality, morbidity, persistency and interest rates relative to expected amounts used in pricing the Company’s products;

•	Changes in assumptions related to deferred acquisition costs and the value of business acquired;

•	Regulatory, accounting or tax changes that may affect the cost of, or the demand for, the Company’s products or services; and

•	Our concentration of business from persons residing in Latin America and the Pacific Rim;

•	Our success at managing the risks involved in the foregoing; and

•	The “risk factors” disclosed herein, as well as other risk factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission.
Such forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events.
We make available, free of charge, through our Internet website (http://www.citizensinc.com), our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Section 16 reports filed by officers and directors, news releases, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as reasonably practicable after we electronically file such reports with, or furnish such reports to, the Securities and Exchange Commission (“SEC”). We are not including any of the information contained on our website as part of, or incorporating it by reference into, this Annual Report on Form 10-K.

RISK FACTORS
Investing in our Company involves certain risks. Set forth below are risks with respect to our Company. Readers should carefully review these risks, together with the other information contained in this prospectus. The risks and uncertainties we have described in this report are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently deem not material, may also adversely affect our business. Any of the risks discussed in this prospectus or that are presently unknown or not material, if they were to actually occur, could result in a significant adverse impact on our business, operating results, prospects or financial condition. References in the risk factors below to “we,” “us,” “our,” “Citizens” and like terms relate to Citizens, Inc. and its subsidiaries on a U.S. GAAP consolidated financials basis, unless specifically identified otherwise. We operate our subsidiaries as separate and distinct entities with respect to corporate formalities.
Risks Relating to Our Business
A substantial amount of our revenue comes from foreign residents and is subject to risks associated with the possible application of foreign insurance and securities laws and regulations to our business, as well as risks from political and economic instability and currency or asset transfer restrictions.
A substantial part of our insurance policy sales are from foreign countries, primarily those in Latin America and the Pacific Rim. There is a risk that we may lose a significant portion of these sales should adverse events occur in these countries.
We do not accept insurance applications outside of the United States. All of our assets are in the United States and all policy premiums must be paid to us in U.S. Dollars drawn on U.S. banks. As a result, we have never qualified to do business in any foreign country and have never submitted our insurance policies issued to foreign residents for review by any insurance regulatory agency. We sell our policies to foreign residents using foreign independent marketing firms and independent consultants, and we rely on those persons to comply with applicable laws in selling our products and offering policyholders the opportunity to participate in the plan, which is administered in the United States by our transfer agent.
The government of a foreign country could determine that its residents may not buy life insurance from us unless we became qualified to do business in that country or unless our policies purchased by its residents receive prior approval of its insurance regulators. If this were to occur, our policy sales to that country’s residents would cease before any such approvals could be obtained. Also, there is no assurance that we would be able to qualify to do business in any foreign country or that its insurance regulatory authorities would approve our policies. We could also face sanctions, including fines and penalties, if a country’s authorities determined any failure to qualify or otherwise comply with its laws was willful or ongoing. Any of the foregoing could reduce our revenues and materially adversely affect our results of operations and financial condition. Additionally, we do not determine whether our independent consultants are required to be licensed to sell insurance in the countries in which they make insurance sales. If our independent consultants were not in compliance with applicable laws, including licensing laws, they could be required to cease operations, which would reduce our revenues. We have not obtained any advice of counsel in any foreign jurisdictions with respect to these matters. We are unable to quantify the effect of foreign regulation on our business if regulation were to be imposed on us, but we believe we could expend substantial amounts of time and incur substantial expense in complying with any foreign regulation, and we may decide to avoid a market if foreign regulation were imposed.
The offer and sale of our Class A common stock through the plan is registered under the Securities Act of 1933. Most all of our foreign policyholders choose to invest certain cash benefits they receive with respect to their policies in our Class A common stock through the plan, which is not registered in any foreign jurisdiction. We have not obtained any advice of counsel in any foreign jurisdiction as to whether any such participation by foreign residents in the plan is subject to foreign securities laws or regulations or whether our independent consultants in these jurisdictions are subject to licensing requirements in connection with foreign policyholder participation in the plan. If a securities regulatory authority were to determine the offer and sale of our Class A common stock through the plan were contrary to applicable laws and regulations, we could be faced with cease and desist orders, fines and penalties, and reduced participation in the plan by our foreign policyholders. We could also be faced with private disputes relating to the plan, including the possibility of securities law claims within the United States. In the absence of countervailing considerations, we would expect to defend any such claims and we could incur significant defense costs, including not only attorneys’ fees and other direct litigation costs, but also the expenditure of substantial amounts of management time that otherwise would be devoted to our business. This could materially, adversely affect our results of operations and financial condition.
Additionally, if economic or political crises were to occur in any of the countries where our foreign policyowners reside, our revenues would likely decline. Also, currency control laws, regulations and decrees in foreign countries, if implemented, could materially adversely affect our revenues by imposing restrictions on asset transfers outside of a country where our insureds reside.
While our management has more than 40 years of experience in writing life insurance policies for foreign residents without any significant regulatory action or any lengthy currency controls relating to our foreign resident insureds, there can be no assurance that such situations will not occur and that our revenues, results of operations and financial condition will not be materially, adversely affected if they do occur.
The United States and global financial markets experienced extreme volatility and disruption in 2008 and 2009. We continue to be exposed to significant financial and capital markets risk, including changes in equity prices, which may have a material adverse effect on our results of operations, financial condition and liquidity.
Markets in the United States and elsewhere experienced extreme volatility and disruption during 2008 and 2009, due largely to the stresses affecting the global banking system The global economy is in the midst of a severe recession, the effects of which are likely to persist beyond 2009, despite significant past and expected governmental intervention in the world’s major economies. These circumstances exerted significant downward pressure on prices of equity securities and virtually all other asset classes and resulted in substantially increased market volatility, severely constrained credit and capital markets, particularly for financial institutions, and an overall loss of investor confidence.
As an insurance holding company with significant investment exposure, we have been adversely affected by the disruptions in the global capital markets and face significant financial and capital markets risk in our operations. During the course of 2008, the significant declines in equity markets negatively impacted our invested assets. Unlike other life insurers, however, we were not invested in riskier debt investments, such as subprime, collateralized debt obligations or mortgage backed securities. Rather, throughout our history we have maintained a investment portfolio in which we principally invest in debt securities of U.S. Government sponsored enterprises. Furthermore, we do not use leverage as part of our investment philosophy. Despite our investment philosophy, we incurred $23.5 million in realized losses related to other-than-temporary impairments on our mutual fund positions in 2008, due to the significant volatility and decline in the financial markets. We may experience further downward pressure on these equity positions in the future. In addition, the current severe recession could result in reduced persistency of our insurance policies in force, as well as reduced new insurance policy sales, which could be expected to materially, adversely affect our results of operations and financial condition.
Unrealized losses may be realized.
Our total gross unrealized losses on our securities portfolio at December 31, 2008 were $10.4 million net of tax compared to an unrealized gain of $6.8 million net of tax at September 30, 2009. At December 31, 2008, we impaired our equity securities that were in a loss position and recorded a write-down to fair value in accordance with our other than temporary impairment (“OTTI”) analysis based on current accounting guidance. The realized loss was $23.5 million and was recorded through income. Furthermore, there is the potential for future write downs relative to these equity securities if their fair values continue to decline and our OTTI analysis indicates such write downs are necessary. Currently, our debt securities are marked to market as an unrealized loss through equity. Although we intend to hold these debt instruments to maturity, realized losses or impairments may be required and may have a material adverse impact on our results of operations and financial condition. In 2008, we also permanently impaired two debt securities related to credit quality and recorded a writedown of $288,000 in the aggregate for these securities. In 2009, we permanently impaired three debt securities related to credit quality and recorded a writedown of $103,000.

Our actual claims losses may exceed our reserves for claims and we may be required to establish additional reserves, which in turn may adversely impact our results of operations and financial condition.
We maintain reserves to cover our estimated exposure for claims relating to our issued insurance policies. Reserves, whether calculated under accounting principles generally accepted in the United States, or GAAP, or statutory accounting practices prescribed by various state insurance regulators, do not represent an exact calculation of exposure, but instead represent our best estimates, generally involving actuarial projections, of what we expect claims will be based on mortality assumptions that are determined by various regulatory authorities. Many reserve assumptions are not directly quantifiable, particularly on a prospective basis. In addition, when we acquire other domestic life insurance companies, our assessment of the adequacy of acquired policy liabilities is subject to our estimates and assumptions. Reserve estimates are refined as experience develops, and adjustments to reserves are reflected in our statements of operations for the period in which such estimates are updated. Because establishing reserves is an inherently uncertain process involving estimates of future losses, future developments may require us to increase claims reserves, which may have a material adverse effect on our results of operations and financial condition in the periods in which such increases occur.
Unexpected losses in future reporting periods may require us to adjust the valuation allowance against our deferred tax assets.
Due to significant unrealized losses and realized OTTI losses in our investment portfolio as of December 31, 2008, we recorded a deferred tax asset (“DTA”) as of December 31, 2008, as well as established a valuation allowance of $7.7 million relative to that asset. The Company’s valuation allowance was $4.0 million at September 30, 2009. The valuation allowance was established based on facts, circumstances and information available at the reporting date, which indicated it was more likely than not that some or all of the DTA would not be realized.
Currently, we evaluate our DTA quarterly for recoverability based on available evidence. This process involves management’s judgment about assumptions, which are subject to change from period to period due to tax rate changes or variances between our projected operating performance and our actual results. Ultimately, future adjustments to the DTA valuation allowance, if any, will be determined based upon changes in the expected realization of the net deferred tax assets. The realization of the deferred tax assets depends on the existence of sufficient taxable income in either the carry back or carry forward periods under applicable tax law. Due to significant estimates utilized in establishing the valuation allowance and the potential for changes in facts and circumstances, it is reasonably possible that we will be required to record adjustments to the valuation allowance in future reporting periods. Such an adjustment could have a material adverse effect on our results of operation, financial condition and capital position.
We may be required to accelerate the amortization of deferred acquisition costs and the costs of customer relationships acquired, which would increase our expenses and adversely affect our results of operations and financial condition.
At September 30, 2009, we had $113.7 million of deferred policy acquisition costs, or DAC. DAC represents costs that vary with and are primarily related to the sale and issuance of our insurance policies and are deferred and amortized over the estimated life of the related insurance policies. These costs include commissions in excess of ultimate renewal commissions, solicitation and printing costs, sales material costs and some support costs, such as underwriting and contract and policy issuance expenses. Under GAAP, DAC is amortized to income over the lives of the underlying policies, in relation to the anticipated recognition of premiums.
In addition, when we acquire a block of insurance policies, we assign a portion of the purchase price to the right to receive future net cash flows from existing insurance and investment contracts and policies. This intangible asset, called the cost of customer relationships acquired, or CCRA, represents the actuarially estimated present value of future cash flows from the acquired policies. At September 30, 2009, we had $35.4 million of CCRA. We amortize the value of this intangible asset in a manner similar to the amortization of DAC.

Our amortization of DAC and CCRA generally depends upon anticipated profits from investments, surrender and other policy charges, mortality, morbidity, persistency and maintenance expense margins. For example, if our insurance policy lapse and surrender rates were to exceed the assumptions upon which we priced our insurance policies, or if actual persistency proves to be less than our persistency assumptions, especially in the early years of a policy, we would be required to accelerate the amortization of expenses we deferred in connection with the acquisition of the policy. We regularly review the quality of our DAC and CCRA to determine if they are recoverable from future income. If these costs are not recoverable, they are charged to expenses in the financial period in which we make this determination.
Unfavorable experience with regard to expected expenses, investment returns, surrender and other policy changes, mortality, morbidity, lapses or persistency may cause us to increase the amortization of DAC or CCRA, or both, or to record a current period expense to increase benefit reserves, any of which could have a material adverse effect on our results of operations and financial condition.
We may be required to recognize an impairment in the value of our goodwill, which would increase our expenses and materially adversely affect our results of operations and financial condition.
Goodwill represents the excess of the amount paid by us to acquire various life insurance companies over the fair value of their net assets at the date of the acquisition. Under GAAP, we test the carrying value of goodwill for impairment at least annually at the “reporting unit” level, which is either an operating segment or a business that is one level below the operating segment. Goodwill is impaired if its carrying value exceeds its implied fair value. This may occur for various reasons, including changes in actual or expected earnings or cash flows of a reporting unit, generation of earnings by a reporting unit at a lower rate than similar businesses or declines in market prices for publicly traded businesses similar to our reporting units. If any portion of our goodwill becomes impaired, we would be required to recognize the amount of the impairment as a current-period expense, which could have a material adverse effect on our results of operations and financial condition. No impairment of goodwill was identified by us in 2007 or 2008; however, we wrote off $1.0 million of goodwill in 2006.
We are a defendant in lawsuits, which may adversely affect our financial condition and detract from the time our management is able to devote to our business, and we are subject to risks related to litigation and regulatory matters.
We are a defendant in a lawsuit originally filed on August 6, 1999 in the Texas District Court, Austin, Texas, now styled Citizens Insurance Company of America, Citizens, Inc., and Harold E. Riley v. Fernando Hakim Daccach, in which a class was originally certified by the trial court and affirmed by the Court of Appeals for the Third District of Texas. We appealed the grant of class status to the Texas Supreme Court, which on March 2, 2007, reversed the Court of Appeal’s affirmation of the trial court’s class certification order, decertified the class and remanded the case to the trial court for further proceedings consistent with the Texas Supreme Court’s opinion. The underlying lawsuit alleged that certain life insurance policies we made available to non-U.S. residents, when combined with a policy feature that allowed certain cash benefits to be assigned to two non-U.S. trusts for the purpose of accumulating ownership of our class A common stock, along with allowing the policyholders to make additional contributions to the trusts, were actually offers and sales of securities that occurred in Texas by unregistered dealers in violation of the Texas securities laws. The remedy sought was rescission and return of the insurance premium payments. On November 16, 2009, the trial court conducted further proceedings on the case, in order to determine whether the class should be recertified. On December 9, 2009, the trial court denied the Class Plaintiff’s Supplemental Motion for Class Certification. The remaining plaintiffs must now proceed individually, and not as a class, if they intend to pursue their cases against Citizens. Citizens intends to maintain a vigorous defense in any remaining proceedings.
Security Plan Fire Insurance Company (“SPFIC”) is a defendant in a suit styled The State of Louisiana v. AAA Insurance, or Road Home Litigation, which was filed in the Civil District Court for the Parish of Orleans on August 23, 2007 by the state of Louisiana as subrogee/assignee of the insureds of more than 200 different insurance companies. The suit was filed to recover money that the state of Louisiana paid to certain insureds under the Louisiana Road Home Program for damages resulting from Hurricanes Katrina and Rita. The suit was removed to the United States District Court for the Eastern District of Louisiana on September 11, 2007. In March 2009, the trial court judge dismissed all bad faith claims asserted against the defendants, including SPFIC. The judge also dismissed all claims for flood damage and all claims asserted under Louisiana’s Valued Policy Law. Despite the District Court’s recent rulings, the Road Home Litigation is still in the early stages of litigation, and no discovery has yet occurred. Therefore, it is not possible to evaluate how many claims relate to SPFIC, or the potential exposure to SPFIC. However, in the event of an adverse outcome, the potential exposure to SPFIC could be significant.
In addition to the legal proceedings described above, we may from time to time be subject to a variety of legal and regulatory actions relating to our future, current and past business operations, including, but not limited to:
•	disputes over insurance coverage or claims adjudication;

•	regulatory compliance with insurance and securities laws in the United States and in foreign countries;

•	disputes with our marketing firms, independent consultants and employee agents over compensation and termination of contracts and related claims;

•	disputes regarding our tax liabilities;

•	disputes relative to reinsurance and coinsurance agreements; and

•	disputes relating to businesses acquired and operated by us.
In the absence of countervailing considerations, we would expect to defend any such claims vigorously. However, in doing so, we could incur significant defense costs, including not only attorneys’ fees and other direct litigation costs, but also the expenditure of substantial amounts of management time that otherwise would be devoted to our business. If we suffer an adverse judgment as a result of any claim, it could have a material adverse effect on our business, results of operations and financial condition.
Reinsurers with which we do business could increase their premium rates and may not honor their obligations, leaving us liable for the reinsured coverage.
We reinsure certain risks underwritten by our various insurance subsidiaries. Market conditions beyond our control determine the availability and cost of the reinsurance protection we purchase. The high cost of reinsurance or lack of affordable coverage could adversely affect our results of operations and financial condition.
Our reinsurance facilities are generally subject to annual renewal. We may not be able to maintain our current reinsurance facilities and, even if highly desirable or necessary, we may not be able to obtain replacement reinsurance facilities in adequate amounts or at rates economic to us. If we are unable to renew our expiring facilities or to obtain new reinsurance facilities, either our net exposures would increase or, if we are unwilling or unable to bear an increase in net exposures, we may have to reduce the level of our underwriting commitments. In addition, our reinsurance facilities may be cancelled, pursuant to their terms, upon the occurrence of certain specified events, including a change of control of our Company (generally defined as the acquisition of 10% or more of our voting equity securities) or the failure of our insurance company subsidiaries to maintain the minimum required levels of statutory surplus. Any of these potential developments could materially adversely affect our revenues, results of operations and financial condition.
For the majority of our life insurance business in force, we retain only the first $100,000 of risk on any one life and cede the remaining risk to our reinsurers. In 2008, we reinsured $302 million of face amount of our life insurance policies, and in 2007 we reinsured $274 million of face amount of our life insurance policies. Amounts reinsured in 2008 and 2007 represented 6.1% and 5.7%, respectively, of the face amount of life insurance in effect in those years. Although the cost of reinsurance is, in some cases, reflected in premium rates, under certain reinsurance agreements, the reinsurer may increase the rate it charges us for reinsurance. If our cost of reinsurance were to increase, we might not be able to recover these increased costs, and our results of operations and financial condition could be materially adversely affected.

Although our reinsurers are liable to us to the extent of the ceded reinsurance, we remain liable to our policyholders as the direct insurer with respect to all reinsured risks. As a result, ceded reinsurance arrangements do not eliminate our obligation to pay claims. Therefore, we are subject to the credit risks of our reinsurers. Our reinsurers may not pay the reinsurance recoverables that they owe to us or they may not pay such recoverables on a timely basis. A reinsurer’s insolvency, underwriting results or investment returns may affect its ability to fulfill its reinsurance obligations to us. Our receivable from reinsurers was $12.1 million at September 30, 2009 and $13.2 million at December 31, 2008.
In addition, effective January 1, 2004, one of our insurance subsidiaries entered into a coinsurance agreement with an unaffiliated company under which it ceded substantially all of the accident and health insurance policies issued. Our subsidiary has established trust accounts totaling $5.5 million for payment to the coinsurance company for claims under these policies, which is in excess of statutory liabilities. To the extent the sums in the trust accounts are not sufficient to cover claims under such policies and the coinsurance company does not meet its obligations under the coinsurance agreement, our subsidiary would be contingently liable to the policyholders.
We may not be able to continue our past strategy of acquiring other U.S. life insurance companies, and we may not realize improvements to our financial results as a result of our past or any future acquisitions.
We have acquired 15 U.S. life insurance companies since 1987. Our objective in this strategy has been to increase our assets, revenues and capital, improve our competitive position and increase our earnings, in part by realizing certain operating efficiencies associated with economies of scale.
We evaluate possible acquisitions of other insurance companies on an ongoing basis. While our business model is not dependent primarily upon acquisitions, the time frame for achieving or further improving our market positions can be shortened through acquisitions. There can be no assurance that suitable acquisitions presenting opportunities for continued growth and operating efficiencies will be available to us, or that we will realize the anticipated financial results from completed acquisitions.
Even if we identify and complete insurance company acquisitions, we may be unable to integrate them on an economically favorable basis. Implementation of an acquisition strategy entails a number of risks, including, among others, inaccurate assessment of assets, liabilities or contingent liabilities and the failure to achieve anticipated revenues, earnings or cash flow. The occurrence of any of these events could have a material adverse effect on our results of operations and financial condition.
Our international and domestic operations face significant competition.
Our international marketing plan focuses on making available U.S. Dollar-denominated life insurance products to high net worth, high income individuals residing in more than 35 countries. New competition could cause the supply of insurance to change, which could affect our ability to price our products at attractive profitable rates to us, thereby adversely affecting our revenues, results of operations and financial condition. Although there are some impediments facing potential competitors that wish to enter the foreign markets we serve, the entry of new competitors into these markets may occur, affording our customers reason to change to other insurance providers. In connection with our business with foreign nationals, we experience competition primarily from the following sources, many of which have substantially greater financial, marketing and other resources than we have:
•	Foreign operated companies with U.S. Dollar policies. We face direct competition from companies that operate in the same manner as we operate in our international markets. These competitors include National Western Life Insurance Company, Best Meridian Insurance Company and, to a lesser extent, Pan American Life Insurance Company and American International Group.

•	Companies foreign to the countries in which their policies are sold but that issue local currency policies. Another group of our competitors in the international marketplace consists of companies that are foreign to the countries in which their policies are sold but issue life insurance policies denominated in the local currencies of those countries. Local currency policies provide the benefit of assets located in the country of foreign residents, but entail risks of uncertainty due to local currency fluctuations, as well as the perceived instability and weakness of local currencies.

•	Locally operated companies with local currency policies. We compete with companies formed and operated in the country in which our foreign insureds reside. Generally, these companies are subject to risks of currency fluctuations, and they primarily use mortality tables based on experience of the local population as a whole. These mortality tables are typically based on significantly shorter life spans than those we use. As a result, the cost of insurance from these companies tends to be higher than ours. Although these companies typically market their policies to a broader section of the population than do our independent marketing firms and independent consultants, there can be no assurance that these companies will not endeavor to place a greater emphasis on our target market and compete more directly with us.
In the United States, we compete with more than 1,000 other life insurance companies of various sizes. The life insurance business in the United States is highly competitive, in part because it is a mature industry that, in recent years, has experienced little to no growth in life insurance sales. Many domestic life insurance companies have substantially greater financial resources, longer business histories and more diversified lines of insurance coverage than we do. These companies also have larger sales forces than we have. Competition in the United States has also increased recently because the life insurance industry is consolidating, with larger, more efficient organizations emerging from the consolidation. In addition, legislation became effective in 2000 that permits commercial banks, insurance companies and investment banks to combine. This legislation permits, for instance, a commercial bank to acquire or form an insurance company. We believe these factors have increased competitive pressures in the life insurance market in general.
In addition, from time to time, companies enter and exit the markets in which we operate, thereby increasing competition at times when there are new entrants. We may lose business to competitors offering competitive products at lower prices, or for other reasons.
There can be no assurance that we will be able to compete effectively in any of our markets. If we do not, our business, results of operations and financial condition will be materially adversely affected.
Sales of our products may be reduced if we are unable to (i) establish and maintain commercial relationships with independent marketing firms and independent consultants (ii) attract and retain employee agents or (iii) develop and maintain our distribution sources.
We distribute our insurance products through several distribution channels, including independent marketing firms and independent consultants and our employee agents. These relationships are significant for both our revenues and our profits. In our life insurance segment, we depend almost exclusively on the services of independent marketing firms and independent consultants. In our home service insurance segment, we depend on employee agents whose role in our distribution process is integral to developing and maintaining relationships with policyholders. Significant competition exists among insurers to form relationships with marketers of demonstrated ability. Some of our competitors may offer better compensation packages for marketing firms, independent consultants and agents and broader arrays of products and have a greater diversity of distribution resources, better brand recognition, more competitive pricing, lower cost structures and greater financial strength or claims paying ratings than we do. We compete with other insurers for marketing firms, independent consultants and employee agents primarily on the basis of our compensation and support services. Any reduction in our ability to attract and retain effective sales representatives could materially adversely affect our revenues, results of operations and financial condition.
Loss of the services of our senior management team would likely hinder development of our operating and marketing programs and our strategy for expanding our business.
We rely on the active participation of our Chairman of the Board and Chief Executive Officer, Harold E. Riley (age 81), and our Vice Chairman of the Board and President, Rick D. Riley (age 56), in connection with the development and execution of our operating and marketing plans and strategy for expanding our business. We anticipate that their expertise will continue to be of substantial value in connection with our operations. The loss of the services of either of these individuals could have a significant adverse effect on our business and prospects. We do not have an employment agreement with either of these persons nor do we carry a key-man insurance policy on either of their lives.

We are subject to extensive governmental regulation in the United States, which increases our costs of doing business and could restrict the conduct of our business.
We are subject to extensive regulation and supervision in U.S. jurisdictions wherein we do business, as well as anti-money laundering regulations adopted under the U.S. Patriot Act. Insurance company regulation is generally designed to protect the interests of policyholders, with substantially lesser protections to shareholders of the regulated insurance companies. To that end, all the states in which we do business have insurance regulatory agencies with broad powers under law with respect to such things as: licensing companies to transact business; mandating capital and surplus requirements; regulating trade and claims practices; approving policy forms; and restricting companies’ ability to enter and exit markets.
The capacity for an insurance company’s growth in premiums is partially a function of its required statutory surplus. Maintaining appropriate levels of statutory surplus, as measured by statutory accounting practices prescribed or permitted by a company’s state of domicile, is considered important by all state insurance regulatory authorities. Failure to maintain required levels of statutory surplus could result in increased regulatory scrutiny and enforcement action by regulatory authorities.
Most insurance regulatory authorities have broad discretion to grant, renew, suspend and revoke licenses and approvals, and could preclude or temporarily suspend us from carrying on some or all of our activities, including acquisitions of other insurance companies, require us to add capital to our insurance company subsidiaries, or fine us. If we are unable to maintain all required licenses and approvals, or if our insurance business is determined not to comply fully with the wide variety of applicable laws and regulations and their interpretations, including the U.S. Patriot Act, ,our revenues, results of operations and financial condition could be materially adversely affected.
Changes in U.S. regulation may adversely affect our results of operations and financial condition and limit our prospective growth.
Currently, the U.S. federal government does not directly regulate the insurance business, although initiatives for federal regulation of insurance are proposed by members of the U.S. Congress from time to time. However, federal legislation and administrative policies in several other areas can materially and adversely affect insurance companies, including our business. These areas include the U.S. Patriot Act, financial services regulation, securities regulation, including the Sarbanes-Oxley Act of 2002, pension regulation, privacy, tort reform legislation and taxation. In addition, various forms of direct federal regulation of insurance have been proposed from time to time.
Our failure to maintain effective information systems could adversely affect our business.
Our business is dependent upon our ability to keep up to date with technological advances. This is particularly important in our life insurance operations, where our information systems are critical to the operation of our business. Our failure to update these systems to reflect technological advancements or to protect our systems from outside entry may adversely affect our business.
We must maintain and enhance our existing information systems and develop new information systems in order to keep pace with continuing changes in information processing technology, evolving industry and regulatory standards and changing customer preferences. If we do not maintain adequate systems, we could experience adverse consequences, including: inadequate information on which to base pricing, underwriting and reserve decisions, regulatory problems, failure to meet prompt payment obligations, increases in administrative expenses and loss of customers.
Some of our information technology systems and software are mainframe-based, legacy-type systems that require an ongoing commitment of resources to maintain current standards. We continuously enhance and update our systems to keep pace with changes in our products and business models, information processing technology, evolving industry and regulatory standards and policyholder needs. Our success is in large part dependent on maintaining and enhancing the effectiveness of existing systems, as well as continuing to integrate, develop and enhance our information systems to support business processes in a cost-effective manner.

Our failure to maintain effective and efficient information systems, or our failure to efficiently and effectively consolidate our information systems to eliminate redundant or obsolete applications, could have a material adverse effect on our results of operations and financial condition.
We have in the past identified material weaknesses in our disclosure controls and controls over financial reporting. To the extent that we may have not remedied these weaknesses or fail to maintain our current system of internal controls to an effective level with regard to material weaknesses, we may not be able to report our financial results accurately. As a result, we could be required to restate our financial statements and be exposed to increased regulatory scrutiny and litigation from investors and others.
Effective internal controls are necessary for us to provide reliable financial reports. If we are unable to provide reliable financial reports, we could become subject to SEC and other regulatory review and sanctions, as well as litigation that could result in substantial fines, penalties or liabilities; and, our results of operations and financial condition and the market value of our securities could be materially adversely affected as a result. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement.
Our failure to protect confidential information and privacy could result in the loss of customers, subject us to fines and penalties and adversely affect our results of operations and financial condition.
Our insurance subsidiaries are subject to privacy regulations and to confidentiality obligations. We also have legal obligations to protect certain confidential information we obtain from our existing vendors. These obligations generally include protecting confidential information in the same manner and to the same extent as we protect our own confidential information. The actions we take to protect confidential information include among other things: monitoring our record retention plans and policies and any changes in state or federal privacy and compliance requirements; maintaining secure storage facilities for tangible records; and limiting access to electronic information in order to safeguard certain information.
In addition, the Gramm-Leach-Bliley Act requires that we deliver a notice regarding our privacy policy both at the delivery of an insurance policy and annually thereafter. Certain exceptions are allowed for sharing of information under joint marketing agreements. However, certain state laws may require us to obtain a policyholder’s consent before we share information.
We have a written information security program with appropriate administrative, technical and physical safeguards to protect such confidential information. If we do not comply with privacy regulations and protect confidential information, we could experience adverse consequences, including regulatory sanctions, loss of reputation and litigation, any of which could have a material adverse effect on our business, results of operations and financial condition.
The insurance industry in which we operate may be subject to periodic negative publicity, which may negatively impact our financial results.
We interface with and distribute our products to individual consumers. There may be a perception that these purchasers may be unsophisticated and in need of consumer protection. Accordingly, from time to time, consumer advocate groups or the media may focus attention on our products, thereby subjecting us to periodic negative publicity. We may also be negatively impacted if other insurance companies engage in practices resulting in increased public attention to our businesses. Negative publicity may result in lower sales of insurance, lower persistency of our insurance products, increased regulation and legislative scrutiny of industry practices as well as increased litigation, which may further increase our costs of doing business and impede our ability to market our products. As a result, our business, results of operations and financial condition could be materially adversely affected.
General economic, financial market and political conditions may materially adversely affect our results of operations and financial condition.
Our results of operations and financial condition may be materially adversely affected from time to time by general economic, financial market and political conditions, both in the United States and in the foreign countries where our policy owners reside. These conditions include economic cycles such as: levels of consumer spending; levels of inflation; movements of the financial markets; availability of credit; fluctuations in interest rates, monetary policy or demographics; and legislative and competitive changes.
During periods of economic downturn, such as the one occurring in 2008 and 2009, our insureds may choose not to purchase our insurance products, may terminate existing policies, permit policies to lapse or may choose to reduce the amount of coverage purchased, any of which could have a material adverse effect on our results of operations and financial condition. Also, our sales of new insurance policies would decrease.
Our insurance subsidiaries are restricted by applicable laws and regulations in the amounts of fees, dividends and other distributions they may make to us. The inability of our subsidiaries to make payments to us in sufficient amounts for us to conduct our operations could adversely affect our ability to meet our obligations or expand our business.
As a holding company, our principal asset is the stock of our subsidiaries. We rely primarily on statutorily permissible payments from our insurance company subsidiaries, principally through service agreements we have with our subsidiaries, to meet our working capital and other corporate expenses. The ability of our insurance company subsidiaries to make payments to us is subject to regulation by the states in which they are domiciled, and these payments depend primarily on approved service agreements between us and these subsidiaries and, to a lesser extent, the statutory surplus (which is the excess of assets over liabilities as determined under statutory accounting practices prescribed by an insurance company’s state of domicile), future statutory earnings (which are earnings as determined in accordance with statutory accounting practices) and regulatory restrictions.
Generally, the net assets of our insurance company subsidiaries available for dividends are limited to either the lesser or greater (depending on the state of domicile) of the subsidiary net gain from operations during the preceding year and 10% of the subsidiary’s net statutory surplus as of the end of the preceding year as determined in accordance with accounting practices prescribed by insurance regulatory authorities. Total surplus of CICA as of December 31, 2008 was approximately $35.1 million, and gain from operations was $10.5 million. Based upon statutory net gain from operations and surplus of CICA for the year ended December 31, 2008, approximately $10.5 million of dividends could be paid to us in 2009 without prior regulatory approval. In late 2007 and 2008, SPLIC paid a $4.6 million and $5.7 million dividend to CICA, respectively. Funeral Homes of America paid a $255,000 dividend to CICA in 2007, but did not pay a dividend in 2008.
Except to the extent that we are a creditor with recognized claims against our subsidiaries, claims of our subsidiaries’ creditors, including policyholders, have priority with respect to the assets and earnings of the subsidiaries over the claims of our creditors and shareholders. If any of our subsidiaries becomes insolvent, liquidates or otherwise reorganizes, our creditors and shareholders will have no right to proceed in their own right against the assets of that subsidiary or to cause the liquidation, bankruptcy or winding-up of the subsidiary under applicable liquidation, bankruptcy or winding-up laws.
Adverse capital and credit market conditions may significantly affect our access to debt and equity capital and our cost of capital in seeking to expand our business.
The capital and credit markets experienced extreme volatility in 2008 continuing into 2009. In some cases, the markets exerted significant downward pressure on availability of debt and equity capital for certain issuers (including short term liquidity and credit capacity). We believe the availability of debt and equity capital has decreased significantly compared to prior years.
The availability of equity and debt financing to us will depend on a variety of factors such as market conditions, the general availability of credit, the overall availability of credit to the financial services industry, our credit capacity, as well as the possibility that investors or lenders could develop a negative perception of our long- or short-term financial prospects. Disruptions, uncertainty or volatility in the capital markets may also limit our access to equity capital for us to seek to expand our business. As such, we may be forced to delay raising debt or equity capital, or bear an unattractive cost of capital, which could adversely affect our ability to complete any acquisitions and negatively impact profitability of an acquisition.

There can be no assurance that actions of the U.S. Government, the Federal Reserve and other governmental and regulatory bodies for the purpose of stabilizing the financial markets will achieve the intended effect.
In response to the financial crises affecting the U.S. banking system and financial markets and going concern threats to investment banks and other financial institutions, on October 3, 2008, President Bush signed the Emergency Economic Stabilization Act of 2008 (the “EESA”) into law. Pursuant to the EESA, the U.S. Treasury has the authority to, among other things, purchase up to $700 billion of mortgage-backed and other securities from financial institutions for the purpose of stabilizing the financial markets and invest in financial services companies. The Federal Government, the Federal Reserve and other governmental and regulatory bodies have taken or are considering taking other actions to address the current financial crisis, including purchases of commercial paper. On February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009, which provided for federal spending and tax cuts, estimated in the aggregate to be approximately $789 billion, for the purpose of job preservation and creation, infrastructure investment, energy efficiency and science, unemployment assistance, state and local government fiscal stabilization and other associated purposes. There can be no assurance as to what impact such actions will have on the financial markets, including the high levels of volatility currently being experienced. Such continued volatility could materially and adversely affect our business, financial condition and results of operations, or the trading price of our Class A common stock.
Risks Relating to Our Class A Common Stock
The price of our Class A common stock may be volatile and may be affected by market conditions beyond our control.
Our Class A common stock price is likely to fluctuate in the future and could decline materially because of the volatility of the stock market in general and as a result of a variety of other factors, many of which are beyond our control, including: quarterly or annual variations in actual or anticipated results of our operations; interest rate fluctuations; changes in financial estimates by securities analysts; competition and other factors affecting the life insurance business generally; and conditions in the U.S. and world economies.
Our Class A common shareholders will not control us for the foreseeable future, will have a limited ability to influence our business policies and corporate actions and will not by themselves be able to elect any directors.
It is difficult for minority shareholders to elect any of our directors or otherwise exert influence over our business. Holders of our outstanding Class B common stock are entitled to elect a simple majority of our board of directors and are therefore deemed our ultimate controlling party. All of our Class B common stock is currently owned indirectly by the Harold E. Riley Trust of which Harold E. Riley, our Chairman of the Board and Chief Executive Officer, is the sole trustee. Additionally, Harold E. Riley beneficially owns approximately 6% of the issued shares of our Class A common stock.
Our articles of incorporation and bylaws, as well as applicable state insurance laws, may discourage takeovers and business combinations that our shareholders might consider to be in their best interests.
Our articles of incorporation and bylaws, as well as various state insurance laws, may delay, deter, render more difficult or prevent a takeover attempt our shareholders might consider in their best interests. As a result, our shareholders will be prevented from receiving the benefit from any premium to the market price of our Class A common stock that may be offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our Class A common stock if they are viewed as discouraging takeover attempts in the future.
The following provisions in our articles of incorporation and bylaws make it difficult for our Class A shareholders to replace or remove our directors and have other anti-takeover effects that may delay, deter or prevent a takeover attempt:
•	holders of shares of our Class B common stock elect a simple majority of our board of directors, and all of these shares are owned by the Harold E. Riley Trust; and

•	our board of directors may issue one or more series of preferred stock without the approval of our shareholders.
State insurance laws generally require prior approval of a change in control of an insurance company. Generally, such laws provide that control over an insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing 10% or more of the voting securities of the insurer. In considering an application to acquire control of an insurer, an insurance commissioner generally will consider such factors as the experience, competence and financial strength of the applicant, the integrity of the applicant’s board of directors and executive officers, the acquirer’s plans for the management and operation of the insurer, and any anti-competitive results that may arise from the acquisition. In addition, a person seeking to acquire control of an insurance company is required in some states to make filings prior to completing an acquisition if the acquirer and the target insurance company and their affiliates have sufficiently large market shares in particular lines of insurance in those states. These state insurance requirements may delay, deter or prevent our ability to complete an acquisition.
We have never paid any cash dividends on our Class A common stock and do not anticipate doing so in the foreseeable future.
We have never paid cash dividends on our Class A common stock, as it is our policy to retain earnings for use in the operation and expansion of our business.
There are a substantial number of shares of our Class A common stock eligible for future sale in the public market. The sale of these shares could cause the market price of our Class A common stock to fall.
There were 48,697,093 shares of our Class A common stock issued as of November 30, 2009. Our executive officers, directors and management owned approximately 5,000,000 shares of our Class A common stock as of this date, representing approximately 10% of our then outstanding Class A common stock. Almost all of these shares have been registered for public resale and may be sold freely. In the event of a sale of some or all of these shares or the perceived sale of these shares, the market price of our Class A common stock could fall substantially.

TERMS AND CONDITIONS OF THE PLAN
          The following discussion sets forth the provisions of the plan that we believe will be most important to participants and prospective participants in the plan.
          The Transaction and Fee Table that is attached to this prospectus as Appendix B, sets forth in summary form the transaction types, the minimum and maximum permitted investments, and the Transaction Fees associated with the respective transaction types. The information set forth in the Transaction and Fee Table is discussed in more detail below. In addition, for a more complete understanding, you should refer to the copy of the plan that is included at the end of this prospectus as Appendix A
Am I eligible to participate in the plan?
          The plan may be offered to applicants and owners of insurance policies issued by the Company or our subsidiaries, existing holders of Class A common stock, our employees or our independent consultants. Copies of this prospectus will be provided to members of these groups upon their request. We are also permitted, at our option, to distribute copies of this prospectus to members of these groups without first receiving a request.
          The plan may also be offered to other persons who are not solicited by the plan administrator or any of our representatives or agents with respect to the plan, but who make inquiries regarding the plan to us or the plan administrator. A copy of this prospectus may be delivered to persons who make these inquiries (who are not members of one of foregoing groups in the preceding paragraph) only upon their request.
          EXCEPT FOR DELIVERY OF COPIES OF THIS PROSPECTUS AND RELATED MATERIALS FOR CLERICAL PURPOSES ONLY, WE HAVE NOT AUTHORIZED ANY OF OUR EMPLOYEES OR INDEPENDENT CONSULTANTS TO ANSWER QUESTIONS OR RESPOND TO NON-MINISTERIAL INQUIRIES CONCERNING THE PLAN, AND YOU MUST INSTEAD CONTACT THE PLAN ADMINISTRATOR. Any person who contacts us concerning the plan will be referred to the plan administrator for responses to the person’s questions and non-ministerial inquiries.
          If you wish to participate in the plan, you may do so only after receiving a copy of this prospectus, and you must complete an enrollment form, return it to the plan administrator and comply with any other applicable requirements as set forth below and in the copy of the plan included at the end of this prospectus and as may be communicated to you by the plan administrator.
          Following are additional features and requirements relating to participation in the plan:
•	Applicants or owners of our insurance policies may elect to have policy benefits, including dividends, automatically invested in Class A common stock through the plan. Likewise, our contracted international independent consultants may elect to have portions of their earnings automatically invested in Class A common stock through the plan.

•	If you do not currently own any of our Class A common stock, you may join the plan, as set forth above, and by making an initial investment of at least $250, but not more than $120,000 in any calendar year. However, if you are one of our policyholders, a registered holder of our Class A common stock, or a member of our marketing force, and you elect to assign your policy benefits (including dividends paid on life insurance policies) or commissions to the plan, this $250 minimum requirement does not apply.

•	If you do not currently own any of our Class A common stock, you can get started in the plan by returning a completed enrollment form to the plan administrator, along with your check payable to: Computershare — Citizens, Inc. You can also join the plan via the Internet at www.computershare.com and fund your initial investment with a one-time online bank debit from your U.S. bank account. Alternatively, you can agree to authorize a minimum of ten consecutive automatic deductions of at least $25 each from your U.S. bank account to fund the amount of your initial investment. The plan administrator will arrange for the purchase of shares for your account but will not pay interest on amounts held pending investment. Please allow two weeks for your account to be established, initial shares to be purchased and a statement to be mailed to you.

•	If you already own our Class A common stock and your shares are registered in your name, you may join the plan by returning a completed enrollment form to the plan administrator. Alternatively, you may enroll via the Internet at www.computershare.com and follow the instructions provided. IN ADDITION, YOU MAY TRANSFER SHARES YOU ALREADY OWN INTO THE PLAN AT NO ADDITIONAL COST.

•	If your shares are held in a brokerage, bank or other intermediary account, and you wish to participate directly in the plan, you should direct your broker, bank or trustee to register some or all of your shares of Class A common stock directly in your name.
Can I participate in the plan if I am a non-U.S. resident?
          If you live outside the United States, you should first determine if there are any laws or governmental regulations that would prohibit your participation in the plan. We reserve the right to terminate participation of any stockholder and to refuse participation in the plan to any person if it deems it advisable under any foreign laws or regulations.
What are my Investment Options?
          Once enrolled in the plan, you have the following investment options:
•	ASSIGNMENT OF POLICY BENEFITS OR COMMISSIONS. Subject to such terms as we may require, if you are one of our policy applicants or policyholders, you may assign policy benefits, including dividends on a life insurance policy, to the plan to be invested in our Class A common stock. Similarly, if you are a member of our marketing force, you may assign commission earned upon sale of insurance policies to the plan for investment in Class A common stock.

•	OPTIONAL CASH INVESTMENTS. You may purchase additional shares of our Class A common stock by using the plan’s optional cash investment feature. You must invest at least $25 at any one time but not more than $120,000 in a calendar year. We will not pay interest on amounts held pending investment.
You may make optional cash investments by sending a check to the plan administrator payable to: Computershare — Citizens, Inc. To facilitate processing of your investment, please use the transaction stub located on the bottom of your plan statement. Mail your investment and transaction stub to the address specified on the statement. The plan administrator will not accept cash, traveler’s checks, money orders or third party checks. You may also invest by making a one-time online bank debit from your U.S. bank account.
To invest on a regular, periodic basis, you may authorize monthly automatic deductions of $25 or more from your U.S. bank account. To initiate automatic deductions, you may enroll through the plan administrator’s website, www.computershare.com, or, complete and sign an Authorization Form for Automatic Deductions and return it to the plan administrator. Forms will be processed and will become effective as promptly as practicable; however, you should allow four to six weeks for your first investment to be initiated. Once automatic deductions are initiated, funds will be drawn from your account on either the 1st or 15th of each month, or both (as chosen by you, or the next business day if either the 1st or the 15th is not a business day, and will normally be invested within five business days). Automatic deductions will continue at the level you set until you change your instructions by notifying the plan administrator.
You any also make optional cash investments by going to the plan administrator’s website, www.computershare.com, and authorizing a one-time online bank debit from an account at U.S. bank or financial institution. You should refer to the online confirmation for the account debit date and investment date.
In the event that your check for a optional cash investment is returned unpaid for any reason, or an authorized electronic funds transfer cannot be affected, the plan administrator will consider the request for investment of such funds null and void, and the plan administrator will immediately remove from your account those shares, if any, purchased upon the prior credit of such funds. The plan administrator will thereupon be entitled to sell shares to satisfy an uncollected amount plus a fee of $35.00. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the plan administrator will be entitled to sell such additional shares from your account as may be necessary to satisfy the uncollected balance.
•	DIVIDEND REINVESTMENT. If we declare any cash dividends on our Class A common stock in the future, you may choose to reinvest the dividends on all, none or any portion of your shares toward the purchase of additional shares of Class A common stock. However, historically we have not paid cash dividends on our Class A common stock and we do not presently have plans for doing so. You can change your dividend reinvestment election at any time by notifying the plan administrator. For a particular dividend to be reinvested, your notification must be received before the record date for that dividend.
How are my shares purchased?
          Shares of our Class A common stock purchased under the plan will be shares purchased by the plan administrator through its broker on any securities exchange where such shares are traded, in the over-the-counter market, or by negotiated transactions, upon such terms with respect to price, delivery, etc., as the plan administrator may accept. The investment price of our Class A common stock purchased will be the weighted average price incurred in connection with the purchase of such shares. Any applicable service and trading fees will be deducted from the amount you invest prior to the purchase of shares. In the unlikely event that, due to unusual market conditions, the plan administrator is unable to invest the funds within 35 days, the plan administrator will return the funds to you by check. No interest will be paid on funds held by the plan administrator pending investment. Shares will be purchased beginning on an investment date, which means each business day on which the plan administrator determines that sufficient optional cash investments, initial cash investments, policy dividends and assigned policy benefits (including policy dividends) and commissions have been received and not previously invested to warrant investing amounts in our Class A common stock. However, there will be at least one investment date in any week in which the plan administrator receives at least one optional cash investment, one initial cash investment, any assigned benefits or commissions, or any dividends for investment.
          After deduction of any applicable service and trading fees, your account will be credited with that number of shares, including fractional shares computed to six decimal places, equal to the amount invested with respect to your plan account, divided by the price per share of such shares for all purchases for all plan participants for an investment date.
          Unless you request one, a certificate for any shares of Class A common stock purchased under the plan will not be issued. The number of shares purchased for your account under the plan will be shown on your statement of account in book-entry form. This feature protects against loss, theft or destruction of stock certificates.
How do I sell my shares out of the plan?
          You may sell any number of shares held in your plan account by notifying the plan administrator by telephone, over the Internet or in writing. If you have a certificate for any shares which you desire to sell, it will be necessary for you to deliver the certificate as the plan administrator directs in order to effect the sale. You have two choices when making a sale, depending on how you submit your sale request, as follows:
•	Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com through Investor Centre or by calling the plan administrator directly at 1-877-785-9659. Market order sale requests received at www.computershare.com through Investor Centre or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern time). Any orders received after 4:00 p.m. Eastern time will be placed promptly on the next day the market is open. The price will be the market price of the sale obtained by the plan administrator’s broker, less a service fee of $25 and a processing fee of $0.12 per share sold.

•	Batch Order: A batch order is an accumulation of all sale requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the plan administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. Batch order sales are available at www.computershare.com through Investor Centre or by calling the plan administrator directly at 1-877-785-9659. All sales requests received in writing will be submitted as batch order sales. The plan administrator will cause your shares to be sold on the open market within five business days of receipt of your request. To maximize cost savings for batch order sales requests, the plan administrator may combine each selling participant’s shares with those of other selling participants. In every case of a batch order sale, the price to each selling participant shall be the weighted average sale price obtained by the plan administrator’s broker for each aggregate order placed by the plan administrator and executed by the broker, less a service fee of $15 and a processing fee of $0.12 per share sold.
          The plan administrator may, for various reasons, require a transaction request to be submitted in writing. Participants should contact the plan administrator to determine if their particular request, including any sales request, must be submitted in writing. The plan administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required.
May I gift my shares out of the plan?
          You may gift or transfer all or part of your shares to any recipient you choose by completing and signing a transfer request form provided by the plan administrator. If the recipient is already a participant in the plan, the shares will be credited to the participant’s account. The additional shares in the participant’s account will be subject to whatever election the recipient has made concerning dividend reinvestment. If the recipient is not a participant, a new account will be opened in the recipient’s name, and you may make a dividend reinvestment election on behalf of the recipient. However, the recipient at any time may change the dividend reinvestment election or terminate the recipient’s participation in the plan. You may request a copy of the Transfer of Ownership Form by calling the plan administrator or by downloading the forms from the plan administrator’s website at www.computershare.com.
          Requests for transfer of book-entry shares are subject to the same requirements as the transfer of our stock certificates, including the requirement of having your signature guaranteed by a financial institution participating in the Medallion Guarantee program. The Medallion Guarantee program ensures that the individual signing the certificate or transfer instructions is in fact the registered owner as the name appears on the stock certificate or stock power.
          If you need additional assistance, please contact the plan administrator.
How do I obtain my stock certificates?
          Certificates for any number of whole shares credited to your account under the plan will be issued upon your request by telephone, over the Internet or in writing. Unless you request otherwise, shares for which a certificate is issued to you will be subject to whatever election you have made concerning dividend reinvestment. Any remaining shares will continue to be credited in book-entry form to your account. Certificates for fractions of shares will not be issued, and you will instead receive a cash payment for the fractional share based on the then current market price of the stock less trading fees and applicable taxes.
What are the prices of shares purchased through the plan?
          The purchase price of the Class A common stock purchased for you under the plan will be the weighted average price per share of all shares purchased for an investment date.
What are the transaction fees (service and trading fees, taxes, and other expenses) relating to participation in the plan?
          A service fee, if applicable, a trading fee and any applicable taxes will be deducted from the amount you invest prior to the purchase of shares with the remainder. If you sell shares through the plan, any service fee, a trading fee and any applicable taxes payable will be deducted from the sales proceeds and you will receive a check for the net proceeds of sale. We will otherwise pay most of any costs, fees and expenses to the administrator of the plan. The Transaction Fees transaction types are set forth on the Transaction and Fee Table, attached as Appendix B to this prospectus.
How is my investment tracked?
          The plan administrator will send a statement of account to you at least once a year, and will send additional statements upon your reasonable request. In addition, the plan administrator will send statements to you when you make an initial or optional cash investment or a deposit, transfer or withdrawal of shares.
          Please retain your plan statements to establish the cost basis of shares purchased under the plan for income tax and other purposes.
          You may also view year-to-date transaction activity in your plan account for the current year, as well as activity in prior years, by accessing your plan account through the Internet at the plan administrator’s website, www.computershare.com. You should notify the plan administrator promptly of any change in address since all notices, statements and reports will be mailed to your address of record.
How do I withdraw from participation in the plan?
          You may withdraw from the plan at any time. In order to withdraw from the plan, you must provide notice instructing the plan administrator to terminate your account. If the plan administrator receives such notice near a record date for an account whose dividends are to be reinvested, the plan administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on your behalf. In the event reinvestment is made, the plan administrator will process the termination as soon as practicable, but in no event later than five business days after the investment is completed. To terminate your account, call, write or submit your request through the Internet to the plan administrator.
          If you have assigned benefits from one of our life insurance policies, or sales commissions, you must also notify us in writing of your desire to terminate this assignment.
          Our shares of Class A common stock are eligible for inclusion in the Direct Registration System (“DRS”) administered by The Depository Trust Company. Under the DRS, the plan administrator will continue to hold your shares in book-entry form unless you request a certificate for any full shares and a check for any fractional share. Alternatively, you may request the sale of all or part of any such shares or have the plan administrator electronically transfer your shares to your brokerage account. The plan administrator will convert to cash any fractional shares held in your account at the time of termination at the then current market price of the Class A common stock, net of any service and trading fees and applicable taxes.
          After you withdraw from the plan, you may rejoin the plan at any time by filing a new enrollment form with the plan administrator. However, the plan administrator has the right to reject such enrollment form if you repeatedly join and withdraw from the plan, or for any other reason. The plan administrator’s exercise of such right is intended to minimize unnecessary administrative expenses and to encourage use of the plan as a long-term stockholder investment service.
What are some of the tax consequences of my participation in the plan?
          This is a general discussion of the U.S. federal income tax consequences of the plan. You should consult your own tax advisor with respect to the tax consequences of participation in the plan (including federal, state, local and other tax laws and U.S. tax withholding laws) applicable to your particular situation.
          You will not realize gain or loss for U.S. federal income tax purposes upon a transfer of shares to your plan account or the withdrawal of whole shares from your account. You will, however, generally realize gain or loss upon the receipt of cash for a fractional share credited to your account. You will also realize gain or loss when shares are sold. The amount of gain or loss will be the difference between the amount that you receive for the shares sold and your tax basis in the shares (generally, the amount you paid for the shares, plus brokerage commissions paid). In order to determine the tax basis for shares in your account, you should retain all account statements.
          Cash dividends (if we were to declare any) reinvested under the plan will be taxable for U.S. federal income tax purposes as having been received by you even though you have not actually received them in cash. If we were to pay dividends, they would be reported, whether or not reinvested, to you and the U.S. Internal Revenue Service shortly after the close of each year. In addition, the Internal Revenue Service may require that any per share trading fees (which includes any brokerage commissions the plan administrator is required to pay) incurred in the purchase of shares, paid by us on your behalf, be treated as dividend income to you and that such amounts paid for per share trading fees can be included in your cost basis of shares purchased.
          If you are a foreign stockholder, your dividends are subject to federal income tax withholding at the treaty rate. If applicable, the appropriate amount will be withheld and the balance in shares will be credited to your account. If you are a non-resident alien or a non-U.S. corporation, partnership, or other entity, you are subject to a withholding tax on dividends earned on your plan shares. You also may be subject to the “backup withholding” provisions of the Internal Revenue Code with respect to any dividends or proceeds from the sales of your shares if you fail to furnish a properly completed Form W-9 or its equivalent or are otherwise subject to backup withholding.

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OTHER PROVISIONS
Plan Modification and Termination
          We reserve the right to suspend, modify or terminate the plan at any time. You will receive notice of any such suspension, modification or termination. We, together with the plan administrator, also reserve the right to change any administrative procedures of the plan.
Suspension or Termination
          We reserve the right to deny, suspend or terminate participation by a stockholder who is using the plan for purposes inconsistent with the intended purpose of the plan. In such event, the plan administrator will notify you in writing and, unless you elect to terminate your participation in the plan, will continue to hold your shares, which are already in the plan, on your behalf but will no longer accept optional cash investments or reinvest your dividends.
Limitation of Liability
          The plan provides that neither we nor the plan administrator in administering the plan nor any independent agent will be liable for any act done in good faith or for the good faith omission to act in connection with the plan. This includes, without limitation, any claims of liability:
•	for failure to terminate your account upon your death prior to receiving written notice of such death; or

•	relating to purchase or sale prices of plan shares as reflected in your plan account; or

•	relating to the times at which purchases or sales of your plan shares take place; or

•	for any loss or fluctuation in the market value after purchase or sale of such shares.

The foregoing does not represent a waiver of any rights you may have under applicable securities laws.
Where You Can Find More Information
          We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room located at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of such public reference room. You can also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549. Our SEC filings are also available to the public at the website maintained by the SEC at http://www.sec.gov. You may also inspect our Commission reports and other information at the New York Stock Exchange, 11 Wall Street, New York, New York 10005.
          The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede such information. The following documents filed with the SEC are hereby incorporated by reference into this prospectus:
          (a) Our Annual Report on Form 10-K for the Year Ended December 31, 2008, filed on March, 13 2009, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;
          (b) Our Proxy Statement on Schedule 14A filed on April 20, 2009;
          (c) Our Quarterly Report on Form 10-Q for the three months ended March 31, 2009, filed on May 8, 2009;

          (d) Our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2009, filed on August 7, 2009;
          (e) Our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2009, filed on November 6, 2009;
          (f) Our Current Reports on Form 8-K, filed on March 23, 2009; June 4, 2009; July 15, 2009 ; August 11, 2009; and.
          (g) The description of our common stock contained in our Registration Statement on Form 8-A declared effective by the SEC on April 14, 1994.
          In addition, all documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 will be deemed to be incorporated by reference into this prospectus until the plan is terminated.
          This prospectus is part of a registration statement that we filed with the SEC. Upon written or oral request, we will provide, without charge, to each person, including beneficial owners of our securities, to whom a copy of this prospectus is delivered, a copy of any or all of the information incorporated by reference in this prospectus (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents). Your requests for copies should be directed to the Secretary, Citizens, Inc., P.O. Box 149151, Austin, Texas 78714-9151; telephone (512) 837-7100.
LEGAL OPINION
          The legality of the Class A common stock covered by this prospectus has been passed upon for us by Jones & Keller, P.C., Denver, Colorado.
EXPERTS
          The consolidated financial statements and financial statement schedules of Citizens, Inc. as of December 31, 2008 and 2007, and for each of the years in the three year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein in reliance upon the reports of Ernst & Young LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.
TRANSFER AGENT AND REGISTRAR
          Our Transfer Agent and Registrar is Computershare Trust Company, N.A.

APPENDIX A
CITIZENS, INC. STOCK INVESTMENT PLAN, AS AMENDED AND RESTATED
          Citizens, Inc., a Colorado corporation, effective December 18, 2009, hereby establishes the amended and restated Stock Investment Plan originally adopted on or about April 10, 2001 (the “Plan”).
          WHEREAS, the Company (as hereinafter defined) wishes to offer to certain clients, independent consultants and potential investors stock purchase opportunities and services in an effort to enhance the attractiveness to investors of the Company’s Class A common stock, no par value per share (“Common Stock”), and to offer to security holders the ability to maintain registered ownership of their securities in a manner which facilitates efficient purchases and sales of securities;
          WHEREAS, the Company is not an Affiliate (as hereinafter defined) of the Administrator, and has been subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act (as defined herein) for a period of at least 90 days;
          WHEREAS, the purposes of the Plan are to provide a convenient and economical means for new investors, independent consultants and other clients of the Company and its subsidiaries to make an initial investment in Common Stock, and for existing holders of Common Stock to have all, part or none of their dividends automatically reinvested in shares of Common Stock, and to purchase additional shares of Common Stock, and to facilitate registered ownership of Common Stock;
          WHEREAS, the Plan will include an Investor Registration Option feature enabling an investor to have its share ownership registered directly on the stock records of the Company while providing investors with a safe, efficient and inexpensive alternative to certificate-based or nominee ownership;
          WHEREAS, the Company adopted the Plan on or about April 10, 2001, and wishes to amend and restate the Plan in its entirety.
          NOW, THEREFORE; the Plan is hereby amended and restated in its entirety as follows:
ARTICLE I
DEFINITIONS
          The terms defined in this Article I shall, for all purposes of this Plan, have the following respective meanings:
          Account. The term “Account” shall mean, as to any Participant, the account maintained by the Administrator evidencing (i) the shares (and/or fraction of a share) of Common Stock, consisting of Plan Book-Entry Shares (a) purchased through the Plan or (b) deposited by such Participant into the Plan pursuant to Section 4.1 hereof, and credited to such Participant and (ii) cash held in the Plan pending investment in Common Stock for such Participant.
          Account Shares. The term “Account Shares” shall mean all shares (including any fraction of a share) of Common Stock, consisting of Plan Book-Entry Shares, credited to and included in the Account of a Participant by the Administrator, that are (a) purchased through the Plan and/or (b) deposited by such Participant into the Plan pursuant to Section 4.1 hereof. Any references herein to shares of Common Stock deposited into the Plan or purchased through the Plan (through optional cash investments or reinvestment of Dividends, policy benefits or commissions) shall mean Plan Book-Entry Shares held in a Participant’s Account.
          Administrator. The term “Administrator” shall mean Computershare Trust Company, N.A. Certain services will be provided by Computershare Inc., a registered transfer agent and an affiliate of the Administrator. In connection with the Plan, the Administrator shall be deemed an agent independent of the Company who satisfies applicable legal requirements (including, without limitation, the requirements of Regulation M under the Exchange Act), for purposes of making open market purchases and sales of Common Stock under the Plan.

          Business Day. The term “Business Day” shall mean any day, excluding Saturdays, Sundays and legal holidays, on which federally chartered banks in the State of New York are regularly open for business.
          Certificated Shares. The term “Certificated Shares” shall mean any Common Stock for which a Participant has received and holds a certificate in the Participant’s name evidencing such shares.
          Common Stock. The term “Common Stock” is defined in the Recitals of this Plan.
          Company Share Purchase Price. The term “Company Share Purchase Price,” when used with respect to both whole and fractional shares, shall mean the weighted average price per share of all shares purchased for an Investment Date. Both whole and fractional shares purchased for an investment date will have the same purchase price.
          DRS Book-Entry Shares. The term “DRS Book-Entry Shares” shall mean shares held in book-entry form in a Participant’s name through the Direct Registration System administered by The Depository Trust Company.
          Dividend. The term “Dividend” shall mean cash dividends paid on Common Stock.
          Enrollment Form. The term “Enrollment Form” shall mean the documentation that the Administrator and/or Company shall require to be completed and received prior to the enrollment in the Plan of an investor that is an existing registered owner of Common Stock pursuant to Section 2.1 hereof, or a Participant’s changing the Participant’s options under the Plan pursuant to Section 6.1 hereof, or a Participant’s depositing shares of Common Stock into the Plan pursuant to Section 4.1 hereof.
          Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
          Initial Enrollment Form. The term “Initial Enrollment Form” shall mean the documentation that the Administrator and/or Company shall require to be completed and received prior to the enrollment in the Plan of an investor that is not an existing registered owner of Common Stock pursuant to Section 2.1 hereof. At the time of the initial enrollment in the Plan, the investor’s Enrollment Form shall contain a certification of its taxpayer identification number.
          Irrevocable Stock Power. The term “Irrevocable Stock Power” shall mean the documentation which the Participant completes and submits to the Administrator prior to such Participant’s gift or transfer of Account Shares pursuant to Section 5.2 hereof.
          IRS. The term “IRS” shall mean the Internal Revenue Service.
          Investment Date. The term “Investment Date” shall mean each Trading Day on which the Administrator determines that sufficient optional cash investments pursuant to Section 2.4 hereof and/or initial cash investments pursuant to Section 2.3 hereof and/or Dividends and/or assigned benefits and commissions have been received and not previously invested to warrant investing such optional cash investments and/or initial cash investments and/or assigned benefits and commissions or reinvesting such Dividends in Common Stock pursuant to Article III hereof; provided, however, that there shall be at least one Investment Date for optional cash investments during each period beginning on Monday of each week and ending on Friday of the same week in which the Administrator receives at least one optional cash investment, one initial cash investment, any assigned benefits or commissions. The Investment Date for reinvesting Dividends shall be the Dividend payment date or the next Trading Day if the Dividend payment date is not a Trading Day.
          Market Share Purchase Price. The term “Market Share Purchase Price,” when used with respect to shares of Common Stock purchased in the open market, shall mean the weighted average purchase price per share of the aggregate number of shares purchased in the open market for the associated Investment Date, not including any brokerage commissions or other Transaction Fees. However, Transaction Fees are deducted from the total investment amount, and the net amount remaining is invested.

          Market Share Sales Price. The term “Market Share Sales Price,” when used with respect to shares of Common Stock sold in the open market, shall mean the weighted average sales price per share of the aggregate number of shares sold in the open market for the date any sale is made, not including any brokerage commissions or other Transaction Fees. However, Transaction Fees are deducted from the gross proceeds of sale, and the net amount remaining is paid out.
          Maximum Amount. The term “Maximum Amount” is defined in Section 2.4 hereof.
          Non-United States Resident. The term “Non-United States Resident” shall mean a Person that is a citizen or resident of, or is organized or incorporated under, or has its principal place of business in, a country other than the United States, its territories and possessions.
          Participant. The term “Participant” is defined in Section 2.1 hereof.
          Participant’s Total Position. The term “Participant’s Total Position” shall mean the total shares of Common Stock held by the Participant, whether evidenced by one or more certificates in the Participant’s name or held as DRS Book-Entry Shares or Plan Book-Entry Shares, as to which the Participant may designate that any Dividends on all, part or none of the number of such shares shall be reinvested in Common Stock to be held as Plan Book-Entry Shares in the Participant’s Account.
          Person. The term “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, estate, unincorporated organization or other entity.
          Plan Book-Entry Shares. The term “Plan Book-Entry Shares” shall mean shares held in book-entry form, excluding DRS Book-Entry Shares, in a Participant’s name and in the Participant’s Account by the Administrator.
          Statement of Account. The term “Statement of Account” shall mean a written statement prepared by the Administrator and sent to a Participant pursuant to Section 6.6 hereof, which sets forth all information required by this Plan or applicable law.
          Trading Day. The term “Trading Day” shall mean any Business Day on which shares of the Common Stock are traded on the principal stock exchange, market, electronic quotation or over-the-counter system on which the Common Stock is listed or authorized for quotation or trading.
ARTICLE II
PARTICIPATION
          Section 2.1. Participation. Any Person (other than the Company), who (a) is a record holder of Common Stock, (b) is an employee of the Company or one of its subsidiaries, (c) is an applicant or owner of an insurance policy issued by the Company or one of its subsidiaries, (d) is a contracted independent consultant of the Company or one of its subsidiaries or (e) makes an unsolicited inquiry of the Administrator or the Company regarding the Plan, may elect to participate in the Plan; provided, however, that if such Person is a Non-United States Resident, he or she may be requested to provide evidence satisfactory to the Administrator that the Participant’s participation in the Plan would not violate local laws applicable to the Company, the Plan or such Non-United States Resident.
          In order to participate in the Plan:
          A Person that is a registered holder of Common Stock must complete and return to the Administrator an Enrollment Form.
          A person that is not a registered holder of Common Stock, must complete and return to the Administrator an Initial Enrollment Form and do at least one of the following:
          (i) have Common Stock for which the Participant is not the registered owner transferred to the Plan, pursuant to Section 4.1 hereof,

          (ii) make an initial cash investment pursuant to Section 2.3 hereof,
          (iii) elect to have insurance benefits invested in Common Stock pursuant to Section 2.2 hereof; or
          (iv) elect to have earned insurance commissions invested in Common Stock pursuant to Sections 2.3 and 2.4 below.
          Any Person who has met the above requirements to participate in the Plan and has not revoked such election to participate in the Plan is herein referred to as a “Participant.”
          Section 2.2. Reinvestment of Dividends. If and when the Company pays a cash Dividend on the Common Stock, a Participant may elect to have the Participant’s Dividends on all or a specified number of shares in the Participant’s Total Position invested in shares (including any fraction of a share) of Common Stock and credited to the Participant’s Account. The Dividends on the number of shares in the Participant’s Total Position that are not reinvested as provided above in this Section 2.2 will be paid to the Participant.
          Section 2.3. Initial Investment. A Person who is not a registered owner of Common Stock may become a Participant by making an initial payment of at least $250 but not more than $120,000, by check or electronic funds transfer payable to the Administrator, to be invested in Common Stock pursuant to Section 3.2 hereof; provided, however, that payment for such initial cash investment must be accompanied by a completed Initial Enrollment Form. For persons who are owners of a policy of insurance issued by the company or one of its subsidiaries, or an independent consultant for the Company and its subsidiaries whose “initial” investment is made through an assignment of benefit or commission, no minimum shall apply. An initial cash investment in shares of Common Stock may be made in the name of any Person so specified in the Initial Enrollment Form.
          Section 2.4. Optional Cash Investments. A Participant may elect to make payments at any time or from time to time to the Plan, by check or electronic funds transfer payable to the Administrator, for investment in Common Stock pursuant to Section 3.2 hereof; provided, however, that any Participant who elects to make optional cash investments pursuant to this Section 2.4 must invest at least $25 for any single investment and may not invest more than $120,000 in any calendar year (the “Maximum Amount”). For purposes of determining whether the Maximum Amount has been reached, initial cash investments pursuant to Section 2.3 shall be counted as optional cash investments. An optional cash investment in shares of Common Stock may be made in the name of any Person.
          Section 2.5. Registration. All interests in Common Stock held in a Participant’s Account must be registered on the records of the Company in the name of such Participant.
ARTICLE III
DIVIDEND REINVESTMENT, INVESTMENT OF OPTIONAL CASH PAYMENTS,
ASSIGNED BENEFITS OR COMMISSIONS AND INITIAL CASH PAYMENTS AND
COMMON STOCK PURCHASES
          Section 3.1. Dividend Reinvestment. Dividends (if and when paid by the Company) as to which reinvestment has been elected by a Participant shall be paid by the Company to the Administrator or its nominee on behalf of such Participant. Subject to this Article III, Dividends shall be reinvested in shares of Common Stock purchased in the open market in the manner provided in Section 3.3(a) hereof. No interest shall be paid on Dividends held pending reinvestment pursuant to this Article III.
          Section 3.2. Investment of Optional Cash Payments, Assigned Policy Benefits and Commissions and Initial Cash Payments. Subject to this Article III, any optional cash investments, assigned policy benefits or commissions and initial cash investments received by the Administrator of the Plan from a Participant shall be invested in shares of Common Stock purchased in the open market in the manner provided in Section 3.3(b) hereof. Optional cash investments, assigned benefits or commissions and initial cash investments not received by the Administrator at least two Business Days prior to an Investment Date need not be invested on such Investment Date; provided, however, that any such optional cash investments, assigned benefits or commissions and initial cash investments not invested on such Investment Date shall be invested beginning on the next succeeding Investment

Date. No interest shall be paid on optional cash investments, assigned benefits, commissions or initial cash investments or assigned benefits or commissions held pending investment pursuant to this Article III.
          Section 3.3. Shares Purchased in the Open Market.
          (a) Reinvestment of Dividends in shares of Common Stock shall be governed by this Section 3.3(a). Beginning on an Investment Date for Dividends, the Administrator shall apply the amount of any Dividends paid to the Administrator on behalf of the Participants on such Investment Date to the purchase of shares of Common Stock in the open market.
          (b) Investment of optional cash investments, assigned benefits or commissions and/or initial cash investments in shares of Common Stock shall be governed by this Section 3.3(b). Beginning on each Investment Date for optional cash investments, the Administrator shall apply the amount of any optional cash investments, assigned benefits or commissions and/or initial cash investments received by the Administrator from such Participant since the preceding Investment Date (excluding any amounts received from such Participant within two Business Days of such Investment Date but including any amounts received from such Participant within two Business Days prior to the preceding Investment Date as set forth in Section 3.2 hereof), to the purchase of shares of Common Stock in the open market.
          Purchases in the open market pursuant to this Section 3.3 may begin on the applicable Investment Date and shall be completed (i) in the case of Dividends being reinvested, no later than 30 days from the date the Administrator received such Dividends and (ii) in the case of optional cash investments, assigned benefits or commissions and/or initial cash investments being invested, no later than 35 days from the date the Administrator received such investments. Any funds not so invested during the relevant period shall promptly be paid, without interest, to the relevant Participants.
          Open market purchases pursuant to this Section 3.3 may be made in ordinary brokerage transactions on any securities exchange on which the Common Stock is traded, in the over-the-counter market, or by negotiated transactions and may be upon such terms and subject to such conditions with respect to price and delivery to which the Administrator may agree and that, in the case of optional cash investments, assigned benefits or commissions or initial cash investments, are not inconsistent with the relevant Participant’s instructions. With regard to open market purchases of shares of Common Stock pursuant to this Section 3.3, neither the Company nor any Affiliate of the Company may exercise any direct or indirect control or influence over the time or price at which shares of Common Stock may be purchased, the number of shares purchased, the manner in which purchases are effected, the selection of any broker or dealer who effects purchases (provided that no such broker or dealer may be an Affiliate of the Company), or the markets on which such shares are to be purchased (including on any securities exchange, in the over-the-counter market or in negotiated transactions), except that the timing of such purchases must be made in accordance with the terms and conditions of this Plan. A Participant shall not have any authority or power to direct the time or price at which shares of Common Stock may be purchased, the number of shares purchased, the manner in which purchases are effected, the selection of any broker or dealer who effects purchases (provided that no such broker or dealer may be an Affiliate of the Company), or the markets on which such shares are to be purchased (including on any securities exchange, in the over-the-counter market or in negotiated transactions), except that the timing of such purchases must be made in accordance with the terms and conditions of this Plan. For the purpose of making or causing to be made purchases of shares of Common Stock pursuant to this Section 3.3, the Administrator shall be entitled to commingle each Participant’s funds with those of all other Participants. The number of shares (and/or fraction of a share rounded to four decimal places) of Common Stock that shall be credited to a Participant’s Account with respect to an Investment Date to which this Section 3.3 applies shall be equal to (i) the sum of (A) the amount of any Dividends reinvested on any such Investment Date for such Participant’s Account and/or (B) the amount of any optional cash investments, assigned benefits or commissions and/or initial cash investments received by the Administrator from such Participant since the preceding Investment Date (excluding any amount received from such Participant within two Business Days of such Investment Date but including any amounts received from such Participant within two Business Days prior to the preceding Investment Date that were not invested on the preceding Investment Date as set forth in Section 3.2 hereof), less any amounts which the Participant is obligated to pay, divided by (ii) the Market Share Purchase Price with respect to such Investment Date. Such shares shall be registered directly on the stock records of the Company in the name of the Participant.

          Section 3.4. Purchases Made for Owners of Insurance Policies. The Company may void Common Stock purchases under the Plan in the event valid consideration is or was not received in connection with the purchase of shares by the participant. In such event, the Company will void the share issuance by instructing the Transfer Agent and giving notice to Participant. Upon receipt of a written instruction from the Company, the Administrator will debit such shares from the Participant’s plan account. The Administrator shall not be liable for any loss or damage that may result from its acting in accordance with the Company’s written instruction as set forth in this Section. Each such Participant will receive a notice in writing of such debit with a statement of the reason for the applicable shares being voided.
ARTICLE IV
DEPOSITED COMMON STOCK OR OTHER ELIGIBLE SECURITIES
          Section 4.1. Deposited Common Stock. A Participant may elect to (a) have certificates in the Participant’s name representing shares of Common Stock of which the Participant is the record holder deposited into the Plan by completing an Enrollment Form, if required by Section 2.1 hereof, and delivering such certificates (and, if required, Enrollment Form) to the Administrator or (b) have shares of Common Stock, of which the Participant is the beneficial owner, deposited into the Plan by completing an Enrollment Form, if required by Section 2.1 hereof, and authorizing the record holder to transfer such shares to the name of such Participant. Shares of Common Stock so deposited shall be maintained and registered in the name of the depositing Participant and credited to such Participant’s Account.
          Section 4.2. Withdrawal of Common Stock Deposited Pursuant to Section 4.1. Shares of Common Stock deposited pursuant to Section 4.1 hereof may be withdrawn from the Plan pursuant to Section 6.2 hereof.
ARTICLE V
SALE OF ACCOUNT SHARES; GIFT OR TRANSFER OF ACCOUNT SHARES
          Section 5.1. Sale of Account Shares. A Participant may request, at any time, that all or a portion of the Participant’s Account Shares be sold by notifying the Administrator to that effect. Subject to this Section 5.1, the Administrator shall make such sales as soon as practicable (in accordance with stock transfer requirements and federal and state securities laws), but in no event later than five (5) Business Days, after receiving such sale instructions. As soon as practicable following the receipt of proceeds from such sale, the Administrator shall pay to such Participant an amount equal to the difference between (i) the product of (a) the Market Share Sales Price and (b) the number of the Participant’s Account Shares sold and (ii) any amounts which the Participant is obligated to pay.
          If instructions for the sale of all Account Shares for a Participant that has elected to have Dividends reinvested, in conjunction with such Participant’s termination from the Plan, are received by the Administrator near the record date but before the related payment date for any Dividend thereon, the sale shall be processed as described above, and the Administrator shall as soon as practicable following the receipt of the Dividends, and in its sole discretion, may either pay such Dividends to such Participant or reinvest such Dividends in shares on behalf of the Participant. In the event reinvestment is made, the Administrator will process the Participant’s termination as soon as practicable, but in no event later than five business days after the investment is completed.
          Open market sales of Account Shares pursuant to this Section 5.1 may be made in ordinary brokerage transactions on any securities exchange on which such Account Shares are traded, in the over-the-counter market or in negotiated transactions and may be on such terms and subject to such conditions with respect to price and delivery to which the Administrator may agree. With regard to open market sales of Account Shares pursuant to this Section 5.1, neither the Company nor any Affiliate of the Company may exercise any direct or indirect control or influence over time or price at which Account Shares may be sold, the number of shares sold, the manner in which sales are effected, the selection of any broker or dealer who effects sales (provided that no such broker or dealer may be an Affiliate of the Company), or the markets on which such Account Shares are to be sold (including on any securities exchange, in the over-the-counter market or in negotiated transactions), except that the timing of such sales must be made in accordance with the terms and conditions of the Plan. A Participant shall not have any authority or power to direct the time or price at which Account Shares may be sold, the number of shares sold, the manner in which sales are effected, the selection of any broker or dealer who effects sales (provided that no such broker or dealer may be an Affiliate of the Company), or the markets on which such Account Shares are to be sold (including on any securities exchange, in the over-the-counter market or in negotiated transactions), except that the timing of such sales must be made in accordance with the terms and conditions of the Plan. For the purpose of making or causing to be made sales of Account Shares pursuant to this Section 5.1, the Administrator shall be entitled to aggregate sale orders of each Participant’s Account Shares with those of all other Participants.
          Section 5.2. Gift or Transfer of Account Shares. A Participant may, at any time, elect to transfer (whether by gift, private sale or otherwise) ownership of all or a portion of the Participant’s Account Shares to the Account of another Participant or establish an Account for a Person not already a Participant by delivering to the Administrator a completed Irrevocable Stock Power to that effect designating the transferee(s), with the signature thereon guaranteed by a Person that is a member of the Securities Transfer Agents Medallion Program, Stock Exchanges Medallion Program, American Stock Exchange Medallion Signature Program or any other signature guarantee program generally recognized by the securities transfer industry which is acceptable to the Administrator, and an Enrollment Form, if applicable.
          Account Shares (including fractional shares) transferred in accordance with the preceding paragraph shall be registered directly on the stock records of the Company in the name of the transferee and shall be credited to the transferee’s Account. If the transferee is already a Participant, Dividends on such transferred Account Shares shall be reinvested in shares of Common Stock under the Plan consistent with the transferee’s reinvestment election level (i.e., full, partial or none) then in effect. If the transferee is not already a Participant, the Administrator shall automatically enroll the transferee in the Plan and open an Account in the name of such transferee if the transferor, at the time the gift is made, makes a dividend reinvestment election on behalf of the transferee. The transferee may change such reinvestment level after the gift has been made. If the transferee notifies the Administrator that it does not wish to be a Participant, such notice shall be deemed a request to terminate participation in the Plan pursuant to Section 6.3 hereof.
          If a completed Irrevocable Stock Power (evidencing a transfer of ownership by gift, private sale or otherwise) with regard to Account Shares and other required documentation are received by the Administrator after the record date but before the related payment date for any Dividend thereon, the Irrevocable Stock Power shall be processed as described above, and the Administrator shall as soon as practicable following the receipt of the Dividends paid on such Account Shares, reinvest or pay such dividends to the transferor in accordance with the transferor’s reinvestment election.
          Section 5.3. Reinvestment of Dividends on Remaining Shares. If a Participant has elected to have the Dividends (in the event cash dividends are paid) on only a portion of the number of shares comprising the Participant’s Total Position reinvested pursuant to Section 2.2 hereof, and, due to transactions in shares of the Participant’s Common Stock, the Participant comes to own less than the number of shares in the Participant’s Total Position for which reinvestment of Dividends has been elected, then in such case, any such Dividends on such lesser number of shares shall be reinvested absent contrary instructions from the Participant.
ARTICLE VI
TREATMENT OF ACCOUNTS
          Section 6.1. Changing Plan Options. A Participant may elect to change the Participant’s Plan options, including changing the number of shares (i.e., full, partial or none) of the Participant’s Total Position as to which Dividends will be reinvested, by delivering to the Administrator instructions or a new Enrollment Form to that effect. To be effective with respect to any Dividend payment, the instructions or Enrollment Form with respect to such Account Shares for which reinvestment has been elected must be received by the Administrator at least prior to the related record date. If the instructions or Enrollment Form are not received by the Administrator prior to the record date relating to such Dividend, the change may not become effective until after such record date.
          Section 6.2. Right of Withdrawal. A Participant may, at any time or from time to time, withdraw from the Plan all or any part (other than fractions) of the Participant’s Account Shares by notifying the Administrator to that effect. Fractional shares may only be withdrawn in connection with a transfer to the Account of a Participant or a Person who becomes a Participant in accordance with Section 5.2 hereof or a termination of participation in the Plan in accordance with Section 6.3 hereof.

          Withdrawal of Account Shares shall not affect reinvestment of Dividends, as provided in Section 2.2 and other applicable provisions herein, on the number of Account Shares withdrawn unless (i) the Participant is no longer the record holder of such Account Shares, (ii) such reinvestment election is changed by the Participant by delivering to the Administrator instructions or an Enrollment Form to that effect pursuant to Section 6.1 hereof or (iii) the Participant has terminated the Participant’s participation in the Plan.
          Section 6.3. Right of Termination of Participation. A Participant may indicate the Participant’s desire to terminate the Participant’s participation in the Plan by notifying the Administrator to that effect. The Administrator shall treat such request as a withdrawal of all of such Participant’s Account Shares pursuant to Section 6.2 hereof. The Administrator will withdraw all whole Account Shares from the Account of the Participant and continue to hold such shares in book-entry form under the Direct Registration System unless the Participant has requested the issuance of one or more stock certificates for, or the sale of, all or part of such shares. The Administrator will mail any such stock certificates to the Participant. In all cases of a Participant’s termination from the Plan, the Administrator, pursuant to Section 6.2 hereof, shall pay to the Participant an amount equal to the cash value of any fraction of a share credited to the Participant’s Account. Such fraction of a share shall be valued at the then current market price of the Common Stock. The Administrator shall mail such certificate, if applicable, and payment to the withdrawing Participant promptly after its receipt of such notification.
          Section 6.4. Stock Splits, Stock Dividends and Rights Offerings. Any shares or other securities issued by the Company representing stock splits or other noncash distributions of Common Stock on Account Shares shall be registered directly in the Participant’s name on the stock records of the Company and credited to such Participant’s Account. Stock splits, combinations, recapitalizations and similar events affecting the Common Stock shall, as to shares credited to Accounts of Participants, be credited to such Accounts on a pro rata basis, and the number of Account Shares as to which the Participant has elected to reinvest any Dividends shall likewise be proportionately adjusted in such event.
          In the event of a rights offering, a Participant shall receive rights based upon the total number of whole shares credited to the Participant’s Account. If any such rights are redeemed by the Company for cash, such cash shall be reinvested to the same extent as if it were a Dividend.
          Section 6.5. Stockholder Materials; Voting Rights. The Company shall send or forward to each Participant all applicable proxy solicitation materials, other stockholder materials or consent solicitation materials. Participants shall have the exclusive right to exercise all voting rights respecting Account Shares credited to their respective Accounts. A Participant may vote any of the Participant’s whole or fractional Account Shares of which he or she is the record holder in person or by proxy. A Participant’s proxy card shall include the Participant’s whole or fractional Account Shares and shares of Common Stock which have the right to vote of which he or she is the record holder. Account Shares shall not be voted unless a Participant or the Participant’s proxy votes them.
          Solicitation of the exercise of Participants’ voting rights by the management of the Company or others under a proxy or consent provision applicable to all holders of Common Stock shall be permitted. Solicitation of the exercise of Participants’ tender or exchange offer rights by management of the Company or others shall also be permitted.
          Section 6.6. Statements of Account. At least once during each calendar year, the Administrator shall send to each Participant a Statement of Account. The Administrator shall send additional Statements of Account to a Participant upon the reasonable request therefore by such Participant.
ARTICLE VII
CERTIFICATES AND FRACTIONS OF SHARES
          Section 7.1. Certificates. A Participant may, at any time or from time to time, request to receive a certificate for all or a portion of his whole Account Shares and upon such request the Administrator shall promptly (and, in any event, within two Business Days of the receipt of such request) mail such a certificate to such Participant. Unless otherwise requested by the Participant, notwithstanding the issuance of such a certificate, the

Participant will continue to have any Dividends reinvested in Common Stock on the same number of shares in the Participant’s Total Position as previously designated by the Participant .
          Section 7.2. Fractional Shares. Fractions of shares of Common Stock shall be credited to Accounts; provided, however, that no certificate for a fraction of a share shall be distributed to any Participant at any time.
ARTICLE VIII
CONCERNING THE PLAN
          Section 8.1. Suspension, Modification and Termination. The Company may by written notice to the Administrator and each affected Participant at any time and from time to time, at its sole option, (a) suspend or terminate the Plan and (b) modify or amend the Plan to (i) permit Dividends on Common Stock to be reinvested in shares of Common Stock purchased in the open market if a Participant so desires (including permitting a reinvestment pertaining only to a portion of the number of shares comprising the Participant’s Total Position, with the balance in cash, or the entire position), (ii) permit the Company to process payroll deductions for employees who are Participants, (iii) determine the extent to which the Company would pay the fees, costs and expenses of the Administrator, (iv) determine whether Account Shares will be certificated routinely or only on a Participant’s request or (v) increase or decrease the minimum amounts of initial cash investments pursuant to Section 2.3 or optional cash investments pursuant to Section 2.4 or to establish a maximum amount therefore. Notwithstanding the foregoing, no such modification or amendment shall decrease the Account of any Participant or result in a distribution to the Company of any amount credited to the Account of any Participant; and provided, further, that no such modification or amendment shall affect the rights, duties or obligations of the Administrator without its prior written consent. Upon complete termination of the Plan, the Accounts of all Participants (or in the case of partial termination of the Plan, the Accounts of all affected Participants) shall be treated as if each such Participant had elected to terminate his participation in the Plan pursuant to Section 6.3 hereof, except that any fraction of a share shall be valued as of the trading date immediately preceding the date on which the Plan is terminated. The Company shall promptly provide to the Administrator funds for payment to Participants in respect of a fractional share of Common Stock.
          Section 8.2. Rules and Regulations. The Administrator may from time to time adopt such administrative rules and regulations concerning the Plan as it deems necessary or desirable for the administration of the Plan. The Administrator shall have the power and authority to interpret the terms and the provisions of the Plan and shall interpret and construe the Plan and reconcile any inconsistency or supply any omitted detail in a manner consistent with the general terms of the Plan and applicable law.
          Section 8.3. Termination of a Participant. If a Participant does not have at least one whole Account Share, as determined by the Administrator from time to time, the Participant’s participation in the Plan may be terminated by the Administrator upon written notice mailed to such Participant at the Participant’s address of record. Upon such termination, the Account of such Participant shall be treated as if he or she had elected to terminate the Participant’s participation in the Plan pursuant to Section 6.3 hereof, except that any fraction of a share shall be valued as of the trading date immediately preceding the date on which such Participant’s participation is terminated. The Company shall promptly provide to the Administrator funds for payment to Participants in respect of a fractional share of Common Stock.
          Section 8.4. Cash Pending Investment. Dividends, optional cash investments, initial cash investments, policy owner benefits (including dividends) and marketing force commissions held pending investment in Common Stock pursuant to the Plan shall be held by the Administrator in a non-interest bearing account segregated from any other funds or monies of the Company or the Administrator.
          Section 8.5. Notices and Payments. All notices, communications and other items (including Statements of Account, transaction notices and certificates) to be given or sent to a Participant may be mailed to such Participant by first class mail (or at the Administrator’s option, by registered or certified mail), postage prepaid, addressed to such Participant’s address of record. Any payment due to a Participant under the Plan may be made by check mailed to such Participant in accordance with the preceding sentence.

          Section 8.6. Tax Payments. Notwithstanding anything herein to the contrary, the Administrator shall, to the extent required under applicable federal law, (i) deduct and withhold federal tax required to be deducted or withheld, if any, from dividends credited to a Participant’s Account (whether or not reinvested), from the proceeds of the sale of shares or rights or from other payments made under the Plan and (ii) prepare and file with the IRS and with Participants information returns reporting payments and sales made under the Plan and taxes withheld therefrom.
ARTICLE IX
[RESERVED]
ARTICLE X
PROMOTIONAL ACTIVITIES
          Section 10.1. Registration Statement and Prospectus. The Company shall, at its expense, prepare a registration statement to be filed with the SEC under the Securities Act of 1933 and a prospectus thereof describing in plain and factual tone and approach the Plan in its generalized form, including all material features, contractual terms and fee and processing arrangements. Such prospectus shall include a prominent statement on the cover to the effect that the services under the Plan are sponsored by the Company and administered by the Administrator, will indicate that the shares of Common Stock held in Accounts for Participants are not subject to protection under the Securities Investor Protection Act of 1970, as amended, and will inform recipients that they must make independent investment decisions based on their own judgment and research. A copy of the Plan may be included as part of the prospectus. The prospectus may not (a) encourage any Person to engage in any particular transactions, whether purchases or sales, (b) include any advice or recommendations or (c) contain any information not expressly permitted by this Section 10.1. Along with the prospectus, the Company may distribute to policy applicants, policy owners, independent consultants, stockholders or employees of the Company a letter accompanying the prospectus which briefly references the Plan and refers such policy applicants, policy owners, independent consultants, stockholders or employees to the prospectus for additional information. The prospectus may be forwarded to persons who are not members of one of the above-described groups only upon request.
          Section 10.2. Other Promotional Activities.
          (a) The Administrator may not place any paid advertisements relating to the Plan. The Administrator may issue press releases announcing the Plan generally and may include brief descriptive summaries of transfer agent and Plan services in industry publications. Any such release or summary may describe briefly and generally the mix of Plan features, but may not identify the Company. In addition, the Administrator may make appearances at industry conferences to discuss transfer agent industry initiatives, including the features available under the Plan. In providing information under the Plan, the Administrator may not offer any advice or recommendations regarding participation in the Plan or suggest that any Person use the Plan or effect any securities transactions. The Company may make brief reference to the existence of the Plan in annual and quarterly corporate reports, but will otherwise not communicate about the Plan except as may become necessary in special circumstances to fulfill the Company’s disclosure responsibilities.
          (b) The Administrator may respond to inquiries concerning the Plan (including inquiries regarding the Company’s securities generally which are not specifically directed at the Plan) including unsolicited inquiries initiated by Persons who are not, at the time of the inquiry, policy applicants, policy owners, independent consultants, stockholders or employees of the Company. In responding to such inquiries, the Administrator will not identify Common Stock except as requested by the inquiries, and then only as necessary to be responsive to the specific inquiry. The Administrator may, in compliance with the terms of the Plan and any applicable securities laws, in response to inquiries it receives regarding its securities generally which are not specifically directed at the Plan, include any prospectus and/or other materials (or any information contained therein) as part of such response.
          The Company shall refer all non-ministerial inquiries it receives regarding the Plan to the Administrator.
          (c) Without limiting any provision of the Plan or the Company’s ability to distribute a prospectus to policy applicants, policy owners, independent consultants, stockholders or employees of the Company, neither the Administrator nor the Company will engage in any “special selling efforts” within the meaning of Regulation M promulgated under the Exchange Act through the operation of the Plan or in connection with making information publicly available about the Plan.
ARTICLE XI
MISCELLANEOUS PROVISIONS
          Section 11.1. Controlling Law. This Plan shall be construed, regulated and administered under the laws of the State of New York without regard to conflicts of laws principles.
          Section 11.2. Acceptance of Terms and Conditions of Plan by Participants. Each Participant, as a condition of participation herein, for himself or herself, the Participant’s heirs, executors, administrators, legal representatives and assigns, approves and agrees to be bound by the provisions of this Plan and any subsequent amendments hereto, and all actions of the Company and the Administrator hereunder.
          Section 11.3. Company’s Role. Except as expressly set forth in the Plan, and for processing payroll deductions and assigned benefits and commissions to the extent policy applicants, policy owners, independent consultants, stockholders or employees of the Company participate in the Plan, the Company will have no role in the administration or the processing of any transaction under the Plan. Without limiting any other provisions of the Plan, neither the Company nor its Affiliates may (a) make any bids, purchases, offers or sales for or of Common Stock under the Plan or (b) supply the Administrator or any broker or dealer executing purchases with Common Stock for purchase by Participants through the Plan. If the Company receives any optional cash investments or initial cash investments or assigned benefits or commissions which are intended to be invested pursuant to Article III hereof, it shall promptly transmit the funds so received to the Administrator, following the completion of its source of funds verification in accordance with its Anti-Money Laundering policies and procedures.

APPENDIX B
TABLE OF TRANSACTION TYPES, MINIMUM/MAXIMUM INVESTMENT
AMOUNTS, AND SERVICE AND TRADING FEES
Transaction and Fee Table
This Transaction and Fee Table describes the fees applicable to transactions and services under the Plan and includes any minimum and maximum investment amounts under the Plan.

			Service and
	Minimum	Maximum	Trading Fees (See
Transaction Type	Investment	Investment	Notes 1, 2 and 3)
Enrollment by non-stockholder (deducted from the first investment in the Plan)	N/A	N/A	$10.00
Initial Investment (via check)	$250.00	$120,000.00 per calendar year*	$5.00 plus $0.03/share
Initial Investment (via one-time online bank debit)	$250.00	$120,000.00 per calendar year*	$3.50 plus $0.03/share
Initial Investment (via periodic automatic deduction)**	$25.00	$120,000.00 per calendar year*	$2.00 plus $0.03/share
Optional Cash Investment (via check)	$25.00	$120,000.00 per calendar year*	$5.00 plus $0.03/share
Optional Cash Investment (via one-time online bank debit)	$25.00	$120,000.00 per calendar year*	$3.50 plus $0.03/share
Optional Cash Investment (via periodic automatic deduction)	$25.00	$120,000.00 per calendar year*	$2.00 plus $0.03/share
Batch Order Sale of Shares	N/A	N/A	Up to $15.00 plus $0.12/share
Market Order Sale of Shares	N/A	N/A	$25.00 plus $0.12/share
Sale of a Fractional Share at Termination or Withdrawal	N/A	N/A	$15.00 plus $0.12/share
Dividend Reinvestment	N/A	N/A	Service and per share trading fees are paid by us on your behalf.
Returned Check or Failed Electronic Payment Fee***	NA	NA	$35.00

B-1

Notes:

1.	All per share trading fees include the applicable brokerage commissions the plan administrator is required to pay. Applicable per share trading fees may be rounded up to the nearest whole share amount if fractional shares are held.

2.	All fees will be deducted from the funds to be invested or from the sales proceeds.

3.	The Internal Revenue Service may require that any per share trading fees incurred in the purchase of shares, paid by us on your behalf, be treated as dividend income to you and that such amounts paid for per share trading fees can be included in your cost basis of shares purchased.

*	For the purposes of applying this limit, all investments, including optional cash investments and initial investments, but excluding dividend reinvestments, will be aggregated.

**	Participation in the Plan by initial investment through periodic automatic deductions requires that you agree to continue the deductions for a minimum of ten (10) consecutive months or until the amount invested reaches $250.00.

***	If the investment is applied to purchase shares before the check or attempted automatic deduction from your bank account is rejected, your purchased shares will be sold and certain fees will be charged against the value of the shares in your account.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION, ESTIMATED

Securities and Exchange Commission Fee	$6,990
Printing expense—Registration Statement and Prospectus	5,000
Transfer Agent and Registrar	-0-
Legal Fees	15,000
Accountants’ Fees	10,000
Miscellaneous Fees and Expenses	1,000

Total	$37,990

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
Article 109 of Title Seven of the Colorado Revised Statutes enables a Colorado corporation to indemnify its officers, directors, employees and agents against liabilities, damages, costs and expenses for which they are liable if: (i) in their Official Capacities (as defined by this statute), they acted in good faith and had no reasonable basis to believe their conduct was not in the best interest of the Registrant; (ii) in all other cases, their conduct was at least not opposed to the Registrant’s best interests; and (iii) in the case of any criminal proceeding, they had no reasonable cause to believe their conduct was unlawful.
The Registrant’s Articles of Incorporation limit the liability of directors to the full extent provided by Colorado law. The Registrant’s Bylaws provide indemnification to officers, directors, employees and agents to the fullest extent provided by Colorado law.
ITEM 16. EXHIBITS

5.1	Opinion of Jones & Keller, P.C. regarding the legality of the Class A common stock being registered*

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of Jones & Keller, P.C. (See Exhibit 5.1)

24.1	Power of Attorney (see signature page)

*	Filed herewith.
ITEM 17. UNDERTAKINGS
(a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:
               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered

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would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; Provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in Austin, Texas, on December 18, 2009.

CITIZENS, INC.
By:	/s/ Harold E. Riley
Harold E. Riley, Chief Executive Officer

          KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers or directors of the registrant, by virtue of their signatures to this registration statement appearing below, hereby constitute and appoint Rick D. Riley and Kay E. Osbourn, attorneys-in-fact in their names, place, and stead to execute any and all amendments to this registration statement in the capacities set forth opposite their names and hereby ratify all that said attorneys-in-fact may do by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.
Dated: December 18, 2009

/s/ Harold E. Riley	/s/ Dottie S. Riley

Harold E. Riley, Chairman of the Board (Principal Executive Officer)	Dottie S. Riley, Director

/s/ Dr. Richard C. Scott	/s/ Timothy T. Timmerman

Dr. Richard C. Scott, Director	Timothy T. Timmerman, Director

/s/ Rick D. Riley	/s/ Steven F. Shelton

Rick D. Riley, Vice Chairman	Steven F. Shelton, Director

/s/ Dr. E. Dean Gage	/s/ Grant G. Teaff

Dr. E. Dean Gage, Director	Grant G. Teaff, Director

/s/ Kay E. Osbourn	/s/ Dr. Robert B. Sloan, Jr.

Kay E. Osbourn, Vice President, Chief Financial Officer, Principal Accounting Officer and Treasurer	Dr. Robert B. Sloan, Jr.

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION
5.1	Opinion of Jones & Keller, P.C. regarding the legality of the Class A common stock being registered*

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of Jones & Keller, P.C. (See Exhibit 5.1)

24.1	Power of Attorney (see signature page)

*	Filed herewith